                                                                 Exhibit 10.1

                                                   Published CUSIP No.:_____

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                                $350,000,000

                          REVOLVING CREDIT FACILITY

                           Dated as of May 14, 2004

                                    among

                               NORDSTROM, INC.,

                                 as Borrower,


                   THE FINANCIAL INSTITUTIONS NAMED HEREIN,

                                 as Lenders,

                            BANK OF AMERICA, N.A.,

                           as Administrative Agent,

                                 BANK ONE, NA,

                             as Syndication Agent

                                      and

                        U.S. Bank National Association,

                            as Documentation Agent

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                       BANC OF AMERICA SECURITIES LLC,
                  as Sole Lead Arranger and Sole Book Manager

                              TABLE OF CONTENTS

                                                                         Page
ARTICLE 1  DEFINITIONS AND RELATED MATTERS..................................1
     Section 1.1    Definitions.............................................1
     Section 1.2.   Related Matters........................................16

ARTICLE 2  AMOUNTS AND TERMS OF THE CREDIT FACILITIES......................18
     Section 2.1.   Revolving Loans........................................18
     Section 2.2.   Bid Loans..............................................20
     Section 2.3.   Use of Proceeds........................................22
     Section 2.4.   Interest; Interest Periods; Conversion/Continuation....23
     Section 2.5....Notes, Etc.............................................25
     Section 2.6.   Fees...................................................26
     Section 2.7.   Termination and Reduction of Revolving Commitments.....26
     Section 2.8.   Repayments and Prepayments.............................27
     Section 2.9.   Manner of Payment......................................27
     Section 2.10.  Pro Rata Treatment.....................................29
     Section 2.11   Sharing of Payments....................................29
     Section 2.12.  Mandatory Suspension and Conversion of Euro-Dollar
                    Rate Loans.............................................30
     Section 2.13.  Regulatory Changes.....................................30
     Section 2.14.  Compensation for Funding Losses........................31
     Section 2.15.  Certificates Regarding Yield Protection, Etc...........32
     Section 2.16   Taxes..................................................32
     Section 2.17.  Applicable Lending Office; Discretion of Lenders as
                    to Manner of Funding...................................33

ARTICLE 3  CONDITIONS TO LOANS.............................................33
     Section 3.1.   Closing Conditions.....................................33
     Section 3.2.   Conditions Precedent to Loans..........................35

ARTICLE 4  REPRESENTATIONS AND WARRANTIES..................................36
     Section 4.1.   Organization, Powers and Good Standing.................36
     Section 4.2.   Authorization, Binding Effect, No Conflict, Etc........36
     Section 4.3.   Financial Information..................................37
     Section 4.4.   No Material Adverse Changes............................37
     Section 4.5.   Litigation.............................................37
     Section 4.6.   Agreements: Applicable Law.............................37
     Section 4.7.   Taxes..................................................37
     Section 4.8.   Governmental Regulation................................38
     Section 4.9.   Margin Regulations/Proceeds of Loans...................38
     Section 4.10.  Employee Benefit Plans.................................38
     Section 4.11.  Disclosure.............................................38
     Section 4.12.  Solvency...............................................39
     Section 4.13.  Title to Properties....................................39

                                      i

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ARTICLE 5  AFFIRMATIVE COVENANTS OF THE BORROWER...........................39
     Section 5.1.   Financial Statements and Other Reports.................39
     Section 5.2.   Records and Inspection.................................41
     Section 5.3.   Corporate Existence, Etc...............................41
     Section 5.4    Payment of Taxes and Claims............................41
     Section 5.5.   Maintenance of Properties..............................41
     Section 5.6.   Maintenance of Insurance...............................42
     Section 5.7.   Conduct of Business; Compliance with Law...............42
     Section 5.8.   Further Assurances.....................................42
     Section 5.9.   Future Information.....................................42

ARTICLE 6  NEGATIVE COVENANTS OF THE BORROWER..............................43
     Section 6.1.   Liens..................................................43
     Section 6.2.   Restricted Payments....................................45
     Section 6.3.   Leverage Ratio.........................................46
     Section 6.4.   Restriction on Fundamental Changes.....................46
     Section 6.5.   Asset Dispositions.....................................46
     Section 6.6.   Transactions with Affiliates...........................46

ARTICLE 7  EVENTS OF DEFAULT, ETC..........................................47
     Section 7.1.   Events of Default......................................47
     Section 7.2.   Remedies...............................................49
     Section 7.3    Allocation of Payments After Event of Default..........50

ARTICLE 8  THE AGENT AND THE LENDERS.......................................51
     Section 8.1    Appointment and Authorization of gent..................51
     Section 8.2    Delegation of uties....................................51
     Section 8.3    Liability of gent......................................51
     Section 8.4    Reliance by gent.......................................52
     Section 8.5.   Notice of Default......................................52
     Section 8.6.   Credit Decision; Disclosure of Information by Agent....53
     Section 8.7.   Indemnification of Agent...............................53
     Section 8.8.   Agent in its Individual Capacity.......................54
     Section 8.9.   Successor Agent........................................54
     Section 8.10.  Lender Parties.........................................55
     Section 8.11.  Enforcement by the Agent...............................55
     Section 8.12.  Syndication Agent and Documentation Agent..............55
     Section 8.13.  Agent May File Proofs of Claim.........................55

ARTICLE 9  MISCELLANEOUS...................................................56
     Section 9.1.   Expenses...............................................56
     Section 9.2.   Indemnity..............................................56
     Section 9.3.   Waivers; Modifications in Writing......................57
     Section 9.4.   Cumulative Remedies: Failure or Delays.................58
     Section 9.5.   Notices, Etc...........................................58
     Section 9.6.   Successors and Assigns; Designations...................60
     Section 9.7.   Set Off................................................63

     Section 9.8.   Survival of Agreements, Representations and Warranties.64
     Section 9.9.   Execution in Counterparts..............................64
     Section 9.10.  Complete Agreement.....................................64
     Section 9.11.  Limitation of Liability................................64
     Section 9.12.  WAIVER OF TRIAL BY JURY................................64
     Section 9.13.  Confidentiality........................................65
     Section 9.14.  Binding Effect; Continuing Agreement...................66
     Section 9.15.  NO ORAL AGREEMENTS.....................................66
     Section 9.16.  USA Patriot Act Notice.................................66


EXHIBITS

Exhibit 2.1(c)       Form of Notice of Borrowing
Exhibit 2.1(c)(iii)  Form of Notice of Responsible Officers
Exhibit 2.2(b)(i)    Form of Bid Loan Quote Request
Exhibit 2.2(b)(ii)   Form of Bid Loan Quote
Exhibit 2.4(b)(ii)   Form of Notice of Conversion/Continuation
Exhibit 2.5(a)(i)    Form of Revolving Loan Note
Exhibit 2.5(a)(ii)   Form of Bid Loan Note
Exhibit 3.1(d)       Form of Closing Officer's Certificate
Exhibit 5.1(c)       Form of Compliance Certificate
Exhibit 9.6(b)       Form of Assignment and Assumption

SCHEDULES

Schedule 1.1(a)      Borrower, Agent and Lender Information
Schedule 1.1(b)      Controlling Stockholders
Schedule 1.1(c)      Existing Liens
Schedule 1.1(d)      Revolving Commitments
Schedule 4.1         Organization of Borrower and Subsidiaries
Schedule 4.5         Material Litigation

                                      iii


                           REVOLVING CREDIT AGREEMENT


     REVOLVING CREDIT AGREEMENT, dated as of May 14, 2004 (as amended, supplemented or otherwise modified from time to time, the "Agreement"), by and among NORDSTROM, INC., a Washington corporation (the "Borrower"), the banks and other financial institutions that either now or in the future are parties hereto (collectively the "Lenders" and each individually a "Lender"), BANK ONE, NA, as Syndication Agent (in such capacity, the "Syndication Agent"), U.S. BANK NATIONAL ASSOCIATION, as Documentation Agent (in such capacity, the "Documentation Agent"), and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, and any successor in such capacity, the "Agent"). The Lenders, the Syndication Agent, the Documentation Agent and the Agent are collectively referred to herein as the "Lender Parties" and each individually as a "Lender Party."

                                    RECITALS
                                    --------

     WHEREAS, the Borrower has requested that the Lenders provide a new revolving credit facility in an aggregate amount of $350,000,000 (the "Credit Facility") for the purposes hereinafter set forth;

     WHEREAS, the Lenders have agreed to make the requested Credit Facility available to the Borrower on the terms and conditions hereinafter set forth; and

     WHEREAS, this Agreement replaces in its entirety the Existing Credit Agreement.

     NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                ARTICLE 1

                        DEFINITIONS AND RELATED MATTERS
                        -------------------------------

     Section 1.1   Definitions.

     The following terms with initial capital letters have the following meanings:

     "Absolute Rate" is defined in Section 2.2(b)(iii).

     "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. The term "control" means the possession, directly or indirectly, of the power, whether or not exercised, to direct or cause the direction of the management or policies of a Person, whether through the ownership of Capital Stock, by contract or otherwise, and the terms "controlled" and "common control" have correlative meanings. Unless otherwise indicated, "Affiliate" refers to an Affiliate of the Borrower. Notwithstanding the foregoing, in no event shall any Lender Party or any Affiliate of any Lender Partly be deemed to be an Affiliate of the Borrower. For the avoidance of doubt, the parties agree that, as of the date hereof, 1700 Seventh L.P., a Washington limited partnership, is not an Affiliate of the Borrower.

     "Agent" means Bank of America or any successor agent appointed in accordance with Section 8.9.

     "Agent-Related Persons" means the Agent (including any successor administrative agent), together with its Affiliates (including, in the case of Bank of America in its capacity as the Agent, BAS), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

     "Agent's Account" means the account of the Agent identified as such on
Schedule 1.1(a), or such other account as the Agent may hereafter designate by notice to the Borrower and each Lender Party.

     "Agent's Office" means the office of the Agent identified as such on
Schedule 1.1(a), or such other office as the Agent may hereafter designate by notice to the Borrower and each Lender Party.

     "Agreement" means this Credit Agreement, as it may be amended or modified from time to time, including all Schedules and Exhibits.

     "Applicable Law" means all applicable provisions of all (i) constitutions, treaties, statutes, laws, rules, regulations and ordinances of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, judgments, awards and decrees of any Governmental Authority.

     "Applicable Lending Office" means, with respect to any Lender, (i) in the case of any payment with respect to Euro-Dollar Rate Loans, such Lender's Euro-Dollar Lending Office and (ii) in the case of any payment with respect to Base Rate Loans or Bid Loans or any other payment under the Loan Documents, such Lender's Domestic Lending Office.

     "Applicable Margin" means, at any time, with respect to Facility Fees, Utilization Fees, or Euro-Dollar Rate Loans, as applicable, the appropriate applicable percentage corresponding to the long term, senior, unsecured, non-credit enhanced debt rating of the Borrower in effect from time to time as shown below:

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
         Long Term, Senior,
         Unsecured, Non-Credit    Applicable Margin
         Enhanced Debt Rating     for Euro-Dollar      Applicable Margin     Applicable Margin
Level    of Borrower              Rate Loans           for Facility Fees     for Utilization Fees
------   ---------------------    -----------------    -----------------     --------------------

I.       ? A+ from S&P            .230%                0.07%                 .05%
               or
         ? A1 from Moody's
-------------------------------------------------------------------------------------------------
II.      ? A but < A+ from S&P    .270%                0.08%                 .05%
               or
         ? A2 but < A1 from Moody's
-------------------------------------------------------------------------------------------------
III.     ? A- but < A from S&P    .310%                0.09%                 .100%
               or
         ? A3 but < A2 from Moody's
-------------------------------------------------------------------------------------------------
IV.      ? BBB+ but < A- from S&P .500%                .125%                 .125%
               or
         ? Baa1 but < A3 from Moody's
-------------------------------------------------------------------------------------------------
V.       ? BBB from S&P           .575%                .175%                 .125%
               and
         ? Baa2 from Moody's
               or
         unrated by S&P and Moody's
-------------------------------------------------------------------------------------------------

     Notwithstanding the above, (i) if at any time there is a split in ratings between S&P and Moody's of one level, the applicable percentage shall be determined by the higher of the two ratings (e.g. A-/Baa1 results in Level II pricing) and (ii) if at any time there is a split between S&P and Moody's of two or more levels, the applicable level shall be one level below the higher of the S&P or Moody's rating (e.g. A-/Baa2 results in Level III pricing, as does A-/Baa3).

     The credit ratings to be utilized for purposes of determining a Level hereunder are those assigned to the senior unsecured long-term debt of the Borrower without third-party credit enhancement, and any rating assigned to any other Debt of the Borrower shall be disregarded. The debt rating in effect at any date is the debt rating that is in effect at the close of business on such date. The Applicable Margin shall be determined and, if necessary, adjusted on the date (each, a "Determination Date") on which there is any change in the Borrower's debt ratings. Each Applicable Margin shall be effective from one Determination Date until the next Determination Date. Any adjustment in the Applicable Margin shall be applicable to all existing Euro-Dollar Rate Loans as well as any new Euro-Dollar Rate Loans made. The Borrower shall notify the Agent in writing immediately upon any change in its debt ratings.

     "Approved Fund" is defined in Section 9.6(b).

     "Assignment and Assumption" means an Assignment and Assumption in the form of Exhibit 9.6(b).

     "Bank of America" means Bank of America, N.A. or any successor thereto.

     "Bankruptcy Code" means Title 11 of the United States Code (11 U.S.C.
Section 101 et seq.), as amended, modified, succeeded or replaced from time to time.

     "BAS" means Banc of America Securities LLC or any successor thereto.

     "Base Rate" means a fluctuating rate of interest per annum equal to the higher of (i) the Federal Funds Rate plus one-half of one percent (.50%) or
(ii) the Prime Rate.

     "Base Rate Loan" means a Revolving Loan, or portion thereof, that bears interest by reference to the Base Rate.

     "Bid Loan" is defined in Section 2.2(a).

     "Bid Loan Borrowing" is defined in Section 2.2(a).

     "Bid Loan Note" means a Bid Loan Note made by the Borrower, in substantially the form of Exhibit 2.5(a)(ii), payable to the order of a Lender, evidencing the obligation of the Borrower to repay the Bid Loans made by such Lender, and includes any Bid Loan Note issued in exchange or substitution therefor.

     "Bid Loan Quote" is defined in Section 2.2(b)(ii).

     "Bid Loan Quote Request" is defined in Section 2.2(b)(i).

     "Borrower" means Nordstrom, Inc., a Washington corporation, and its successors and permitted assigns.

     "Borrower Account" means the account of the Borrower identified as such on Schedule 9.5, or such other account as the Borrower may hereafter designate by notice to the Agent, with the prior consent of the Agent (such consent not to be withheld, conditioned or delayed so long as the designation of such account would not prevent the Agent from satisfying its obligations hereunder in a timely manner).

     "Borrowing" means a contemporaneous borrowing of Loans of the same Type.

     "Business Day" means any day that (i) is not a Saturday, Sunday or other day on which banks in Seattle, Washington, San Francisco, California or Charlotte, North Carolina are authorized or obligated to close and (ii) if the applicable Business Day relates to any Euro-Dollar Rate Loans, is a Euro-Dollar Business Day.

     "Capital Stock" means, with respect to any Person, all (i) shares, interests, participations or other equivalents (howsoever designated) of capital stock and other equity or ownership interests of such Person and (ii) rights (other than debt securities convertible into capital stock or other equity interests), warrants or options to acquire any such capital stock or other equity interests.

     "Capitalized Leases" means, as to any Person, all leases of such Person of real or personal property that in accordance with GAAP are or should be capitalized on the balance sheet of such Persons. The amount of any Capitalized Lease shall be the capitalized amount thereof as determined in accordance with GAAP.

     "Change of Control" means that any "person" or "group" (as such terms are used in Sections 13(d) of the Securities Exchange Act of 1934), other than the Controlling Stockholders, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire whether such right is immediately exercisable or only after the passage of time), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 40% or more of the combined voting power of all Voting Stock of the Borrower.

     "Closing Date" means the date of this Agreement.

     "Code" means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.

     "Compliance Certificate" is defined in Section 5.1(c).

     "Contingent Obligation" means, as to any Person, any obligation, direct or indirect, contingent or otherwise, of such Person which does or would reasonably be expected to result in the direct payment of money (i) with respect to any Debt or other obligation of another Person, including any direct or indirect guarantee of such Debt (other than any endorsement for collection in the ordinary course of business) or any other direct or indirect obligation, by agreement or otherwise, to purchase or repurchase any such Debt or obligation or any security therefor, or to provide funds for the payment or discharge of any such Debt or obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), (ii) to provide funds to maintain the financial condition of any other Person,
(iii) to lease or purchase property, securities or services primarily for the purpose of assuring the holders of Debt or other obligations of another Person or (iv) otherwise to assure or hold harmless the holders of Debt or other obligations of another Person against loss in respect thereof. The amount of any Contingent Obligation shall be the greater of (a) the amount of the Debt or obligation guaranteed or otherwise supported thereby or (b) the maximum amount guaranteed or supported by the Contingent Obligation. The term "Contingent Obligation", as used with respect to the Borrower or any Subsidiary, shall not include (1) the obligations of the Borrower under any obligation which the Borrower does or may have to sell to, repurchase from or indemnify the purchaser with respect to accounts discounted or sold by the Borrower or any Subsidiary in the ordinary course of its business (but any such other obligation shall be excluded only to the extent that such other obligation is for the benefit, directly or indirectly, of any Person that is a Wholly-Owned Subsidiary (direct or indirect) of the Borrower); or (2) any obligation which a Subsidiary does or may have to sell to, repurchase from or indemnify the purchaser with respect to accounts discounted or sold by the Borrower or such Subsidiary in the ordinary course of its business (but any such other obligation shall be excluded only to the extent that such obligation is for the benefit, directly or indirectly, of any Person that is a Wholly-Owned Subsidiary (direct or indirect) of the Borrower); (3) supply, service or licensing agreements between or among the Borrower or its Subsidiaries and any Affiliate(s), in each case, so long as such agreements comply with Section 6.6; (4) environmental indemnities routinely given as part of sale, lease or other disposition or acquisition of real estate, or (5) "indemnities" for attorneys' fees and costs which are incidental to another transaction and/or damages arising from breach of the terms of such transaction.

     "Contractual Obligation" means, as applied to any Person, any provision of any security issued by that Person or of any indenture, agreement or other instrument to which that Person is a party or by which it or any of the properties owned or leased by it is bound or otherwise subject.

     "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (irrespective of whether incorporated) that, together with the Borrower or any Subsidiary, are or were treated as a single employer under Section 414 of the Code.

     "Controlling Stockholders" means the individuals listed on Schedule 1.1(b) hereto and the spouse and lineal descendants of any such individual.

     "Debt" means, with respect to any Person, the aggregate amount of, without duplication: (i) all obligations for borrowed money (including, except as otherwise provided in subpart (iii) below, purchase money indebtedness) other than, with respect to Debt of the Borrower or any of its Subsidiaries, funds borrowed by the Borrower or any such Subsidiary from the Borrower or another such Subsidiary; (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable (which trade payables are deemed to include any consignment purchases) arising in the ordinary course of business that are not overdue;
(iv) the principal portion of all obligations under (a) Capitalized Leases and (b) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; (v) all obligations of third parties secured by a Lien on any asset owned by such Person whether or not such obligation or liability is assumed; (vi) all obligations of such Person, contingent or otherwise, in respect of any letters of credit or bankers' acceptances; (vii) all Contingent Obligations; (viii) the aggregate amount paid to, or borrowed by, such Person as of such date under a sale of receivables or similar transaction (regardless of whether such transaction is effected without recourse to such Person or in a manner that would not be reflected on the balance sheet of such Person in accordance with GAAP); (ix) all Debt of any partnership or unincorporated joint venture to the extent such Person is legally obligated with respect thereto; and (x) all net obligations with respect to interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

     "Default" means any condition or event that, with the giving of notice or lapse of time or both, would, unless cured or waived, become an Event of Default.

     "Documentation Agent" means U. S. Bank National Association or any successor thereto.

     "Dollars" and "$" mean lawful money of the United States of America.

     "Domestic Lending Office" means the office, branch or Affiliate of any Lender identified on Schedule 1.1(a) as its Domestic Lending Office or such other office, branch or Affiliate as the Lender may hereafter designate as its Domestic Lending Office for one or more Types of Loans by notice to the Borrower and the Agent.

     "EBITDAR" means, for any period, with respect to the Borrower and its consolidated Subsidiaries, Net Income plus, to the extent deducted in determining such Net Income, the sum of (a) Interest Expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense and (e) Rent Expense, in each case as determined in accordance with GAAP.

     "Eligible Assignee" is defined in Section 9.6(g).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA Event" means (i) (a) the occurrence of a reportable event, within the meaning of Section 4043(c) of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC (provided that a reportable event arising from the disqualification of a Plan or the distress termination of a Plan under ERISA Section 4041(c) shall be deemed to be an ERISA Event without regard to any waiver of notice by the PBGC by regulation or otherwise), or (b) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in
Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph
(9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;
(ii) an application is filed with the Internal Revenue Service for a minimum funding waiver under Section 412 of the Code with respect to a Plan; (iii) the provision by the administrator of a Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iv) the cessation of operations at a facility of the Borrower or any member of the Controlled Group in the circumstances described in Section 4062(e) of ERISA; (v) the withdrawal by the Borrower or any member of the Controlled Group from a Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (vi) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (vii) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (viii) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of

ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

     "Euro-Dollar Business Day" means any Business Day on which commercial banks are open for international business (including dealings in interbank Dollar deposits) in London, England.

     "Euro-Dollar Lending Office" means the office, branch or Affiliate of any Lender identified on Schedule 1.1(a) as its Euro-Dollar Lending Office or, subject to the terms hereof, such other office, branch or Affiliate as such Lender may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Agent.

     "Euro-Dollar Rate" means with respect to any Euro-Dollar Rate Loan, a rate per annum determined by the Agent to be equal to the quotient obtained by dividing (a) the Interbank Offered Rate by (b) 1 minus the Euro-Dollar Reserve Requirement.

     "Euro-Dollar Rate Loan" means a Revolving Loan, or portion thereof, that bears interest at a rate determined by reference to a Euro-Dollar Rate (and as to which a single Interest Period is applicable).

     "Euro-Dollar Reserve Requirement" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Euro-Dollar Rate for each outstanding Euro-Dollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Euro-Dollar Reserve Requirement.

     "Event of Default" means any of the events specified in Section 7.1.

     "Excluded Tax" means, with respect to any payment to any Lender Party,
(i) any taxes imposed on or measured by the overall net income (including a franchise tax based on net income) of such Lender Party by any Governmental Authority or taxing authority thereof or therein, and (ii) any taxes imposed on or measured by the overall net income (including a franchise tax based on net income) of such Lender Party or its Agent's Office or Applicable Lending Office in respect of which the payment is made, by any Governmental Authority in the jurisdiction in which it is incorporated, maintains its principal executive office or in which such Agent's Office or Applicable Lending Office is located.

     "Existing Credit Agreement" means that certain Amended and Restated Credit Agreement, dated as of November 20, 2001, by and among the Borrower, the financial institutions party thereto as lenders thereunder, Bank One, NA, as syndication agent, U.S.

Bank National Association, as documentation agent, and Bank of America, N.A., as administrative agent for such lenders, as it has been amended, supplemented or otherwise modified from time to time.

     "Existing Liens" means the Liens described on Schedule 1.1(c).

     "Facility Fee" is defined in Section 2.6(a).

     "Federal Funds Rate" means, for any period, a fluctuating per annum interest rate equal to, for each day during such period, (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York; or (ii) if the rate in clause (i) above is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent.

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any successor thereto.

     "Fee Letter" means that certain letter agreement, dated as of March 18, 2004, among the Borrower, the Agent and BAS regarding certain fees relating to this Agreement, as the same may be amended, supplemented or otherwise modified in writing from time to time by the Borrower, the Agent and BAS.

     "Fees" means, collectively, the fees defined in or referenced in Section
2.6.

     "Fiscal Year" means the fiscal year of the Borrower, which shall be the twelve month-period ending on January 31 in each year or such other period as the Borrower may designate and the Agent may approve in writing. "Fiscal Quarter" or "fiscal quarter" means any quarter of a Fiscal Year.

     "Fund" is defined in Section 9.6(g).

     "Funded Debt" means, with respect to the Borrower and its Subsidiaries, on a consolidated basis, the aggregate amount of, without duplication: (i) all obligations for borrowed money (including, except as otherwise provided in subpart (iii) below, purchase money indebtedness) other than funds borrowed by the Borrower or any Subsidiary from the Borrower or another Subsidiary; (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable (which trade payables are deemed to include any consignment purchases) arising in the ordinary course of business that are not overdue; (iv) the principal portion of all obligations under (a) Capitalized Leases and (b) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of the Borrower or any of its

Subsidiaries where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; (v) all obligations of others secured by a Lien on any asset owned by the Borrower or any of its Subsidiaries whether or not such obligation or liability is assumed; and (vi) the aggregate amount paid to, or borrowed by, the Borrower or any of its Subsidiaries as of such date under a sale of receivables or similar transaction (regardless of whether such transaction is effected without recourse to the Borrower or any of its Subsidiaries or in a manner that would not be reflected on the balance sheet of the Borrower or any of its Subsidiaries in accordance with GAAP).

     "Funding Date" means any date on which a Loan is (or is requested to be) made.

     "GAAP" means generally accepted accounting principles as in effect in the United States of America from time to time and applied on a consistent basis.

     "Governmental Approval" means an authorization, consent, approval, permit or license issued by, or a registration, qualification or filing with, any Governmental Authority.

     "Governmental Authority" means any nation and any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any tribunal or arbitrator of competent jurisdiction.

     "Indemnified Liabilities" is defined in Section 9.2(a).

     "Interbank Offered Rate" means for any Interest Period with respect to any Euro-Dollar Rate Loan: (i) the rate per annum equal to the rate determined by the Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period, or (ii) if the rate referenced in the preceding clause (i) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period, or (iii) if the rates referenced in the preceding clauses (i) and
(ii) are not available, the rate per annum determined by the Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Euro-Dollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank Eurodollar market at their request at approximately 4:00 p.m.

(London time) two Business Days prior to the first day of such Interest
Period.

     "Interest Expense" means the consolidated interest expense (including the amortization of debt discount and premium, the interest component under Capitalized Leases and the implied interest component under synthetic leases, tax retention operating leases, off-balance sheet loans or similar off-balance sheet financing products) of the Borrower and its Subsidiaries, as determined in accordance with GAAP.

     "Interest Period" means, subject to the conditions set forth below:

     (i) with respect to each Euro-Dollar Rate Loan, the period commencing on the Funding Date specified in the related Notice of Borrowing or Notice of Conversion/Continuation and ending (subject to availability to all Lenders) one, two, three or six months thereafter, as the Borrower may elect, as applicable; and

     (ii) with respect to any Bid Loan, the period commencing on the Funding Date specified in the related Bid Loan Quote Request and ending on any Business Day not less than seven and not more than 30 days thereafter, as the Borrower may request as provided in Section 2.2(b)(i).

     Notwithstanding the foregoing: (a) if a Euro-Dollar Rate Loan is continued, the Interest Period applicable to the continued Euro-Dollar Rate Loan shall commence on the day on which the Interest Period applicable to such Euro-Dollar Rate Loan ends; (b) any Interest Period applicable to a Euro-Dollar Rate Loan (1) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day or (2) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month; and (c) no Interest Period shall end after the Maturity Date.

     "Investment Agreement" means the Investment Agreement, dated as of October 8, 1984, between the Borrower and Nordstrom Credit, Inc., a Colorado corporation, as amended from time to time.

     "Lender" means each of those banks and other financial institutions identified as such on the signature pages hereto and such other institutions that may become Lenders pursuant to Section 9.6(b).

     "Lender Party" means each of the Lenders, the Agent, the Syndication Agent and the Documentation Agent.

     "Leverage Ratio" is defined in Section 6.3.

     "Lien" means any lien, mortgage, pledge, security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof) and any agreement to give any lien, mortgage, pledge, security interest, charge, or other encumbrance of any kind.

     "Loan" means a Base Rate Loan, Euro-Dollar Rate Loan or Bid Loan, each of which constitutes a "Type" of Loan.

     "Loan Documents" means, collectively, this Agreement, the Notes, and any other agreement, instrument or other writing executed or delivered by the Borrower in connection herewith, and all amendments, exhibits and schedules to any of the foregoing.

     "Margin Regulations" means Regulations T, U and X of the Federal Reserve Board, as amended from time to time, or any successor regulations.

     "Margin Stock" means "margin stock" as defined in the Margin
Regulations.

     "Material Adverse Effect" or "Material Adverse Change" means (i) a material adverse effect on or (ii) a material adverse change in, as the case may be, any one or more of the following: (A) the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (B) the ability of the Borrower to perform its obligations under any Loan Document to which it is a party or (C) the actual material rights and remedies of any Lender Party under any Loan Document.

     "Material Contractual Obligation" means a Contractual Obligation, the violation of which could reasonably be expected to have a Material Adverse Effect.

     "Maturity Date" means May 14, 2007.

     "Moody's" means Moody's Investors Service, Inc. and any successor or assignee of the business of such company in the business of rating debt.

     "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA.

     "Net Income" means, for any period with respect to the Borrower and its consolidated Subsidiaries, net income (or net loss), excluding the effect of extraordinary or other non-recurring gains and losses, as determined in accordance with GAAP.

     "Note" means a Revolving Loan Note or Bid Loan Note.

     "Notice of Borrowing" is defined in Section 2.1(c)(i).

     "Notice of Conversion/Continuation" is defined in Section 2.4(b)(ii).

     "Notice of Responsible Officers" is defined in Section 2.1(c)(iii).

     "Obligations" means all present and future obligations and liabilities of the Borrower of every type and description arising under or in connection with the Loan Documents due or to become due to the Lender Parties or any Person entitled to indemnification under the Loan Documents, or any of their respective successors, transferees or assigns, whether for principal, interest, Fees, expenses, indemnities or other amounts (including attorneys' fees and expenses) and whether due or not due, direct or indirect, joint and/or several, absolute or contingent, voluntary, or involuntary, liquidated or unliquidated, determined or undetermined, and whether now or hereafter existing, renewed or restructured.

     "Participant" is defined in Section 9.6(d).

     "PBGC" means the Pension Benefit Guaranty Corporation, as defined in Title IV of ERISA, or any successor.

     "Permitted Liens" means, with respect to any asset, the Liens (if any) permitted to exist on such asset in accordance with Section 6.1.

     "Person" means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

     "Plan" means, at any time, any employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and that is either (i) maintained by the Borrower or any member of a Controlled Group for employees of the Borrower or such Controlled Group or was formerly so maintained and in respect of which the Borrower or any member of the Controlled Group could have liability under
Section 4069 of ERISA in the event such plan has been or were to be terminated or (ii) maintained for employees of the Borrower or any member of the Controlled Group and at least one Person other than the Borrower and the members of the Controlled Group or was formerly so maintained and in respect of which the Borrower or any member of the Controlled Group could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

     "Post-Default Rate" means (i) with respect to all Base Rate Loans and any other amounts (other than then outstanding Euro-Dollar Rate Loans) owing hereunder not paid when due, a rate per annum equal at all times to the rate otherwise applicable to Base Rate Loans plus 2.00% per annum, and (ii) with respect to each then outstanding Euro-Dollar Rate Loan, a rate per annum equal at all times to the rate otherwise applicable to such Euro-Dollar Rate Loan plus 2.00% per annum.

     "Prime Rate" means the per annum rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate". Such rate is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

     "Recourse Agreement" means the Recourse Agreement, dated as of March 1, 2001, between the Borrower and Nordstrom Credit, Inc., a Colorado corporation, for the benefit of Nordstrom fsb, a federal savings bank, as amended from time to time.

     "Regulation D" means Regulation D of the Federal Reserve Board, as amended from time to time.

     "Regulatory Change" means (i) the adoption or becoming effective after the date hereof of any treaty, law, rule or regulation, (ii) any change in any such treaty, law, rule or regulation (including Regulation D), or any change in the administration or enforcement thereof, by any Governmental Authority, central bank or other monetary, authority charged with the interpretation or administration thereof, in each case after the date hereof, or (iii) compliance after the date hereof by any Lender Party (or its Applicable Lending Office or, in the case of capital adequacy requirements, any holding company of any Lender Party) with any interpretation, directive, request, order or decree (whether or not having the force of law) of any such Governmental Authority, central bank or other monetary authority.

     "Rent Expense" means the consolidated rent expense of the Borrower and its Subsidiaries, as determined in accordance with GAAP.

     "Required Lenders" means Lenders having more than 50% of the Revolving Commitments or, if the Revolving Commitments have terminated, Lenders holding more than 50% of the aggregate unpaid principal amount of the Loans.

     "Responsible Officer" is defined in Section 2.1(c)(iii).

     "Restricted Payment" means (i) any dividend or other distribution, direct or indirect, on account of any Capital Stock of the Borrower or any Subsidiary now or hereafter outstanding, except (a) a dividend or other distribution payable solely in shares or equivalents of Capital Stock of the same class as the Capital Stock on account of which the dividend or distribution is being paid or made and (b) the issuance of equity interests upon the exercise of outstanding warrants, options or other rights, or (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of the Borrower or any Subsidiary now or hereafter outstanding.

     "Revolving Commitment" means, with respect to each Lender, the amount set forth for such Lender on Schedule 1.1(d) or as set forth in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, in each case, as modified or terminated from time to time pursuant to the terms hereof.

     "Revolving Commitment Percentage" means, for each Lender, the percentage identified on Schedule 1.1(d) opposite such Lender's name or as set forth in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, in each case, as such percentage may be modified in accordance with the terms hereof.

     "Revolving Commitment Termination Date" is defined in Section 2.7(a).

     "Revolving Committed Amount" means THREE HUNDRED FIFTY MILLION DOLLARS ($350,000,000), as such amount may be reduced in accordance with Section 2.7.

     "Revolving Loan Note" means a Revolving Loan Note made by the Borrower, in substantially in the form of Exhibit 2.5(a)(i), payable to the order of a Lender, evidencing the obligation of the Borrower to repay the Revolving Loans made by such Lender and includes any Revolving Loan Note issued in exchange or substitution therefor.

     "Revolving Loans" is defined in Section 2.1(a)(i).

     "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating debt.

     "SEC" means the United States Securities and Exchange Commission, and any successor thereto.

     "Senior Officer" means, with respect to the Borrower, the chairman of the board of directors, the president, the chief executive officer, the chief operating officer, the chief financial officer, or the vice president and treasurer of the Borrower.

     "Solvent" and "Solvency" mean, with respect to any Person as of a particular date, that on such date (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is about to engage, (iv) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (v) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

     "Subsidiary" means, with respect to any Person, any other Person of which more than 50% of the Voting Stock is at the time directly or indirectly owned by such first Person. Unless otherwise indicated, "Subsidiary" refers to a Subsidiary of the Borrower.

     "Syndication Agent" means Bank One, NA or any successors thereto.

     "Taxes" means any income, stamp, excise, property and other taxes, charges, fees, levies, duties, imposts, withholdings or other assessments, together with any interest and penalties, additions to tax and additional amounts imposed by any federal, state, local or foreign taxing authority upon any Person.

     "Type" is defined in the definition of "Loan."

     "Utilization Fee" is defined in Section 2.6(b).

     "Voting Stock" means Capital Stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such a contingency.

     "Wholly-Owned" means, with respect to any Subsidiary, that all the Capital Stock (except for directors' qualifying shares) of such Subsidiary are directly or indirectly owned by the Borrower.

     Section 1.2.     Related Matters.

     (a) Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, the singular includes the plural, the part includes the whole, "including" is not limiting, and "or" has the inclusive meaning represented by the phrase "and/or." The words "hereof," "hereto," "hereby," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole (including the Preamble, the Recitals, the Schedules and the Exhibits) and not to any particular provision of this Agreement. References in this Agreement to "Articles," "Sections," "Subsections," "Exhibits," "Schedules," "Recitals" and "Preambles" are to this Agreement unless otherwise specified. References in this Agreement to any agreement, other document or law "as amended" or "as amended from time to time," or to amendments of any document or law, shall include any amendments, supplements, replacements, renewals, waivers or other modifications. References in this Agreement to any law (or any part thereof) include any rules and regulations promulgated thereunder (or with respect to such part) by the relevant Governmental Authority, as amended from time to time.

     (b) Determinations. Any determination or calculation contemplated by this

Agreement that is made by any Lender Party in good faith and reasonably shall be final and conclusive and binding upon the Borrower and, in the case of determinations by the Agent, also the other Lender Parties, in the absence of manifest error. All consents and other actions of any Lender Party contemplated by this Agreement may be given, taken, withheld or not taken in such Lender Party's discretion (whether or not so expressed), except as otherwise expressly provided herein.

     (c) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP. In the event that any "Accounting Change" (as defined below) shall occur and such change results in a material change in the resulting financial covenants, standards or terms in this Agreement, then the Borrower and the Lender Parties agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such Accounting Changes as they would be if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC or any regulator of financial institutions or financial institution holding companies.

     (d) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS (OTHER THAN THE RULES REGARDING CONFLICTS OF LAWS) OF THE STATE OF WASHINGTON.

     (e) Headings. The Article and Section headings used in this Agreement are for convenience of reference only and shall not affect the construction hereof.

     (f) Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability, which shall not affect any other provisions hereof or the validity, legality or enforceability of such provision in any other jurisdiction.

     (g)     Time.      All references to time herein shall be references to
Pacific Standard Time or Pacific Daylight Time, as the case may be, unless specified otherwise.

                                  ARTICLE 2

                  AMOUNTS AND TERMS OF THE CREDIT FACILITIES

     Section 2.1.     Revolving Loans.

     (a)     General Terms.

          (i) Each Lender severally agrees, upon the terms and subject to the conditions set forth in this Agreement, at any time from and after the Closing Date until the Business Day next preceding the Revolving Commitment Termination Date, to make revolving loans (each a "Revolving Loan") to the Borrower; provided that (A) the sum of all Revolving Loans outstanding plus all Bid Loans outstanding shall not exceed the Revolving Committed Amount and
(B) with respect to each individual Lender, such Lender's pro rata share of outstanding Revolving Loans shall not exceed such Lender's Revolving Commitment Percentage of the Revolving Committed Amount.

           (ii)     Revolving Loans may be voluntarily prepaid pursuant to
Section 2.8(c) and, subject to the provisions of this Agreement, any amounts so prepaid or otherwise repaid in accordance with their terms may be re-borrowed, up to the amount available under this Section 2.1 at the time of such reborrowing.

     (b)     Type of Loans and Amounts.

            (i) Loans made under this Section 2.1 may be Base Rate Loans or Euro-Dollar Rate Loans, subject, however, to Sections 2.4(c) and 2.12.

            (ii) Each Borrowing of Revolving Loans shall be in a minimum aggregate amount of $1,000,000 and integral multiples of $100,000 in excess thereof, in the case of a Borrowing of Base Rate Loans, or a minimum aggregate amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof, in the case of a Borrowing of Euro-Dollar Rate Loans.

     (c)     Notice of Borrowing.

            (i) When the Borrower desires to borrow Revolving Loans pursuant to this Section 2.1, it shall provide telephonic notice to the Agent followed promptly by a written Notice of Borrowing substantially in the form of Exhibit 2.1(c), duly completed and executed by a Responsible Officer (a "Notice of Borrowing"), (A) no later than 10:00 a.m. on the proposed Funding Date, in the case of a Borrowing of Base Rate Loans, or (B) no later than 10:00 a.m. at least three Euro-Dollar Business Days before the proposed Funding Date, in the case of a Borrowing of Euro-Dollar Rate Loans.

            (ii) No Lender Party shall incur any liability to the Borrower or the other Lender Parties in acting upon any telephonic notice that such Lender Party believes to have been given by a Responsible Officer or for otherwise acting in good faith under this Section 2.1 and in making any Loan in accordance with this Agreement pursuant to any telephonic notice and, upon funding of Revolving Loans by any Lender in accordance with this Agreement pursuant to any such telephonic notice, the Borrower shall have effected Revolving Loans hereunder.

             (iii) The Borrower shall notify the Agent of the names of its officers and employees authorized to request and take other actions with respect to Loans on behalf of the Borrower (each a "Responsible Officer") by providing the Agent with a Notice of Responsible Officers substantially in the form of Exhibit 2.1(c)(iii), duly completed and executed by a Senior Officer (a "Notice of Responsible Officers"). The Agent shall be entitled to rely conclusively on a Responsible Officer's authority to request and take other actions with respect to Loans on behalf of the Borrower until the Agent receives a new Notice of Responsible Officers that no longer designates such Person as a Responsible Officer.

             (iv) Any Notice of Borrowing (or telephonic notice) delivered pursuant to this Section 2.1 shall be irrevocable and, subject to
Section 2.12(a), the Borrower shall be bound to make a Borrowing in accordance therewith.

             (v) The Agent shall promptly notify each Lender of the contents of any Notice of Borrowing (or telephonic notice) received by it, and such Lender's pro rata portion of the Borrowing requested. Prior to 11:00 a.m. on the date specified in such notice as the Funding Date, each Lender, subject to the terms and conditions hereof, shall make its pro rata portion of the Borrowing available, in Dollars and in immediately available funds, to the Agent at the Agent's Account.

     (d) Funding. Not later than 1:00 p.m. on the applicable Funding Date or such later time as may be agreed to by the Borrower and the Agent, and subject to and upon satisfaction of the applicable conditions set forth in Article 3 as determined by the Agent, the Agent shall, upon receipt of the proceeds of the requested Loans, make such proceeds available to the Borrower in Dollars in immediately available funds in the Borrower Account.

     (e) Several Obligations. No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make Revolving Loans hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Agent shall have been notified by any Lender prior to the date of any such Revolving Loan that such Lender does not intend to make available to the Agent its portion of the Revolving Loans to be made on such date, the Agent may assume that such Lender has made such amount available to the Agent on the date of such Loans, and the Agent, in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent, the Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount upon the Agent's demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall pay such corresponding amount to the Agent not later than the Business Day after receipt of such notice from the Agent. The Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Revolving Loan pursuant to the Notice of Borrowing or (ii) from such Lender, at a rate per annum equal to, during the period to but excluding the date two Business Days after demand therefor, the Federal Funds Rate, and, thereafter, the Base Rate plus two percent (2%) per annum. Notwithstanding anything else contained in this Agreement or the other Loan Documents, in the event the Borrower is required to make any payment in accordance with this Section 2.1(e) which causes payment prior to the end of an Interest Period, such repayment shall be without any cost or fee described in Section 2.14.

     Section 2.2.     Bid Loans.

     (a) General Terms. At any time prior to the Business Day immediately preceding the Revolving Commitment Termination Date, the Borrower may request the Lenders to make offers to make bid loans to the Borrower (each a "Bid Loan"); provided that (i) the sum of all Bid Loans outstanding plus all Revolving Loans outstanding shall not exceed the Revolving Committed Amount; (ii) the aggregate amount of Bid Loans requested for any Funding Date and with the same Interest Period (each a "Bid Loan Borrowing") shall be at least $2,000,000 and in integral multiples of $1,000,000 in excess thereof; and (iii) all Interest Periods applicable to Bid Loans shall be subject to
Section 2.4(c). The Lenders may, but shall have no obligation to, make such offers, and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.2.

     (b)     Bid Loan Procedures.

           (i) When the Borrower wishes to request offers to make Bid Loans, it shall provide telephonic notice to the Agent (which shall promptly notify the Lenders) followed promptly by written notice substantially in the form of Exhibit 2.2(b)(i), duly completed and executed by a Responsible Officer (a "Bid Loan Quote Request"), so as to be received no later than 10:00 a.m. on the second Business Day before the proposed Funding Date (or such other time and date as the Borrower and the Agent, with the consent of the Required Lenders, may agree). Subject to Section 2.4(c), the Borrower may request offers for up to three different Bid Loan Borrowings in a single Bid Loan Quote Request, in which case such Bid Loan Quote Request shall be deemed a separate Bid Loan Quote Request for each such Borrowing. Except as otherwise provided in this Section 2.2, no Bid Loan Quote Request shall be given within five Business Days

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

(or such other number of days as the Borrower and the Agent, with the consent of the Required Lenders, may agree) of any other Bid Loan Quote Request.

          (ii) Each Lender may, but shall not be obligated to, in response to any Bid Loan Quote Request submit one or more written quotes substantially in the form of Exhibit 2.2(b)(ii), duly completed (each a "Bid Loan Quote"), each containing an offer to make a Bid Loan for the Interest Period requested and setting forth the Absolute Rate to be applicable to the Bid Loan; provided that (A) a Lender may make a single submission containing one or more Bid Loan Quotes in response to several Bid Loan Quote Requests given at the same time; and (B) the principal amount of the Bid Loan for which each such offer is being made shall be at least $2,000,000 and multiples of $l,000,000 in excess thereof; provided that the aggregate principal amount of all Bid Loans for which a Lender submits Bid Loan Quotes
(1) may be greater or less than the Revolving Commitment of such Lender but
(2) may not exceed the principal amount of the Bid Loan Borrowing for which offers were requested. Each Bid Loan Quote by a Lender other than the Agent must be submitted to the Agent by fax not later than 8:00 a.m. on the Funding Date (or such other time and date as the Borrower and the Agent, with the consent of the Required Lenders, may agree); provided that any Bid Loan Quote may be submitted by the Agent, in its capacity as a Lender, (or its Applicable Lending Office) only if the Agent (or such Applicable Lending Office) notifies the Borrower of the terms of the offer contained therein not later than 7:45 a.m. on the Funding Date. Subject to Sections 3 and 7.2, any Bid Loan Quote so made shall be irrevocable except with the consent of the Agent given on the instructions of the Borrower. Unless otherwise agreed by the Agent and the Borrower, no Bid Loan Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Bid Loan Quote Request and, in particular, no Bid Loan Quote may be conditioned upon acceptance by the Borrower of all (or some specified minimum) of the principal amount of the Bid Loan for which such Bid Loan Quote is being made.

           (iii) The Agent shall, as promptly as practicable after any Bid Loan Quote is submitted (but in any event not later than 8:30 a.m. on the Funding Date, or 7:45 a.m. on the Funding Date with respect to any Bid Loan Quote submitted by the Agent, in its capacity as a Lender, (or its Applicable Lending Office)), notify the Borrower of the terms (A) of any Bid Loan Quote submitted by a Lender that is in accordance with Section 2.2(b)(ii) and (B) of any Bid Loan Quote that amends, modifies or is otherwise inconsistent with a previous Bid Loan Quote submitted by such Lender with respect to the same Bid Loan Quote Request. Any subsequent Bid Loan Quote shall be disregarded by the Agent unless the subsequent Bid Loan Quote is submitted solely to correct a manifest error in a former Bid Loan Quote. The Agent's notice to the Borrower shall specify (1) the aggregate principal amount of the Bid Loan Borrowing for which offers have been received and (2) (A) the respective principal amounts and (B) the rates of interest (which shall be expressed as an absolute number and not in terms of a specified margin over the quoting Lender's cost of funds) (the "Absolute Rate") so offered by each Lender (identifying the Lender that made each such Bid Loan Quote).

            (iv) Not later than 9:00 a.m. on the Funding Date (or such other time and date as the Borrower and the Agent, with the consent of each Lender that has submitted a Bid Loan Quote may agree), the Borrower shall notify the Agent of its acceptance or nonacceptance of the offers so notified to it pursuant to Section 2.2(b)(iii) (and the failure of the Borrower to give such notice by such time shall constitute nonacceptance), and the Agent shall promptly notify each affected Lender. In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Bid Loan Quote in whole or in part; provided that (A) any Bid Loan Quote accepted in part shall be at least $1,000,000 and multiples of $1,000,000 in excess thereof; (B) the aggregate principal amount of each Bid Loan Borrowing may not exceed the applicable amount set forth in the related Bid Loan Quote Request; (C) the aggregate principal amount of each Bid Loan Borrowing shall be at least $2,000,000 and multiples of $1,000,000 and shall not cause the limits specified in Section 2.2(a) to be violated; (D) acceptance of offers may be made only in ascending order of Absolute Rates, beginning with the lowest rate so offered; and (E) the Borrower may not accept any offer where the Agent has advised the Borrower that such offer fails to comply with
Section 2.2(b)(ii) or otherwise fails to comply with the requirements of this Agreement (including Section 2.2(a)). If offers are made by two or more Lenders with the same Absolute Rates for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Bid Loans in respect of which such offers are accepted shall be allocated by the Borrower among such Lenders as nearly as possible (in amounts of at least $1,000,000 and multiples of $500,000 in excess thereof) in proportion to the aggregate principal amount of such offers. Determinations by the Borrower of the amounts of Bid Loans shall be conclusive in the absence of manifest error.

            (v) Subject to the terms set forth in this Agreement, any Lender whose offer to make any Bid Loan has been accepted shall, prior to 10:00 a.m. on the date specified for the making of such Loan, make the amount of such Loan available to the Agent at the Agent's Account in immediately available funds, for the account of the Borrower. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower on or before 11:00 a.m. on such date by depositing the same, in immediately available funds, in the Borrower Account.

     Section 2.3.     Use of Proceeds.

     The proceeds of the Loans shall be used by the Borrower only for working capital, capital expenditures and other lawful general corporate purposes of the Borrower and its Subsidiaries, including (a) loans made by the Borrower to its Subsidiaries and (b) the payment of commercial paper. No part of the proceeds of the Loans shall be used directly or indirectly for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock or maintaining or extending credit to others for such purpose or for any other purpose that otherwise violates the Margin Regulations. Notwithstanding the foregoing, the proceeds of the Loans shall not be used to finance any acquisition of all or substantially all of the Capital Stock of another Person unless the board of directors (or other comparable governing body) of such Person has duly approved such acquisition.

     Section 2.4.     Interest; Interest Periods; Conversion/Continuation.

     (a)     Interest Rate and Payment.

           (i) Each Loan shall bear interest on the unpaid principal amount thereof, from and including the date of the making of such Loan to and excluding the due date or the date of any repayment thereof, at the following rates per annum: (A) for so long as and to the extent that such Loan is a Base Rate Loan, at the Base Rate; (B) for so long as and to the extent that such Loan is a Euro-Dollar Rate Loan, at the Euro-Dollar Rate for each Interest Period applicable thereto plus the Applicable Margin; and (C) if such Loan is a Bid Loan, at the Absolute Rate quoted by the Lender making such Bid Loan pursuant to Section 2.2(b)(ii).

           (ii) Notwithstanding the foregoing provisions of this Section 2.4(a), (A) during the existence of an Event of Default pursuant to Section 7.1(a)(i), such overdue principal shall bear interest at a rate per annum equal to the Post-Default Rate, without notice or demand of any kind and (B) during the existence of any Event of Default (other than pursuant to Section 7.1(a)(i)), any principal, overdue interest or other amount payable under this Agreement and the other Loan Documents shall, at the request of the Required Lenders, bear interest at a rate per annum equal to the Post-Default Rate.

           (iii) Accrued interest shall be payable in arrears (A) in the case of a Base Rate Loan, on the last Business Day of each month; (B) in the case of a Euro-Dollar Rate Loan, on the last day of each Interest Period applicable thereto; provided that if the Interest Period applicable to a Euro-Dollar Rate Loan is longer than three months, interest also shall be payable on the last day of the third month of such Interest Period; (C) in the case of a Bid Loan, on the last day of the Interest Period applicable thereto; and (D) in the case of any Loan, when the Loan shall become due, whether by reason of maturity, mandatory prepayment, acceleration or otherwise. The Agent shall provide a billing to the Borrower setting forth the amount of interest payable in sufficient time for the Borrower to make timely payments of the correct amount without incurring any penalty or interest at the Post-Default Rate.

      (b)     Conversion or Continuation of Revolving Loans.

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
           (i) Subject to this Section 2.4(b) and Sections 2.4(c) and 2.14, the Borrower shall have the option (A) at any time, to convert all or any part of its outstanding Base Rate Loans to Euro-Dollar Rate Loans, and
(B) on the last day of the Interest Period applicable thereto, to (1) convert all or any part of its outstanding Euro-Dollar Rate Loans to Base Rate Loans, or (2) to continue all or any part of its Euro-Dollar Rate Loans as Loans of the same Type; provided that, in the case of clause (A) or (B) (2), there does not exist a Default or an Event of Default at such time. If a Default or an Event of Default shall exist upon the expiration of the Interest Period applicable to any Euro-Dollar Rate Loan, such Euro-Dollar Rate Loan automatically shall be converted into a Base Rate Loan.

            (ii) If the Borrower elects to convert or continue a Revolving Loan under this Section 2.4(b), it shall provide telephonic notice to the Agent (which shall promptly notify, the Lenders) followed promptly by a written Notice of Conversion/Continuation substantially in the form of
Exhibit 2.4(b)(ii), duly completed and executed by a Responsible Officer (a "Notice of Continuation/Conversion") (A) not later than 10:00 a.m. at least three Euro-Dollar Business Days before the proposed conversion or continuation date, if the Borrower proposes to convert into, or to continue, a Euro-Dollar Rate Loan, and (B) otherwise not later than 10:00 a.m. on the Business Day next preceding the proposed conversion or continuation date.

            (iii) No Lender Party shall incur any liability to the Borrower or any other Lender Party in acting upon any telephonic notice that such Lender Party believes to have been given by a Responsible Officer or for otherwise acting in good faith under this Section 2.4(b) in converting or continuing any Loan (or a part thereof) pursuant to any telephonic notice.

            (iv) Any Notice of Conversion/Continuation (or telephonic notice) shall be irrevocable and the Borrower shall be bound to convert or continue in accordance therewith. If any request for the conversion or continuation of a Loan is not made in accordance with this Section 2.4(b), or if no notice is so given with respect to a Euro-Dollar Rate Loan as to which the Interest Period expires, then such Euro-Dollar Rate Loan automatically shall be converted into a Base Rate Loan.

            (v) Bid Loans may not be continued or converted but instead must be repaid in full at the end of the applicable Interest Period.

     (c) Interest Periods and Minimum Amounts. Notwithstanding anything herein to the contrary, (i) all Interest Periods applicable to Euro-Dollar Rate Loans and Bid Loans shall comply with the definition of "Interest Period," and (ii) there may be no more than five different Interest Periods for all Euro-Dollar Rate Loans and Bid Loans outstanding at any one time. For purposes of the foregoing clause (ii), Interest Periods applicable to Loans of different Types shall constitute different Interest Periods even if they are coterminous.

     (d) Computations. Interest on each Loan and all Fees and other amounts payable hereunder or under the other Loan Documents shall be computed on the basis of a 360-day year or, in the case of interest on Base Rate Loans that are based upon the Prime Rate, a 365 or 366-day year, as the case may be, for the actual number of days elapsed including the first day but excluding the last day on which such Loan is outstanding (it being understood and agreed that if a Loan is borrowed and repaid on the same day, one day's interest shall be payable with respect to such Loan). Any change in the interest rate on any Loan or other amount resulting from a change in the rate applicable thereto (or any component thereof, including the Applicable Margin) pursuant to the terms hereof shall become effective as of the opening of business on the day on which such change in the applicable rate (or component) shall become effective. Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on all parties for all purposes, in the absence of manifest error.

      (e) Maximum Lawful Rate of Interest. The rate of interest payable on any Loan or other amount shall in no event exceed the maximum rate of non-usurious interest permissible under Applicable Law. If the rate of interest payable on any Loan or other amount is ever reduced as a result of this
Section 2.4(e) and at any time thereafter the maximum rate permitted by Applicable Law shall exceed the rate of interest provided for in this Agreement, then the rate provided for in this Agreement shall be increased to the maximum rate provided by Applicable Law for such period as is required so that the total amount of interest received by the Lenders is that which would have been received by the Lenders but for the operation of the first sentence of this Section 2.4(e).

     Section 2.5.     Notes, Etc.

      (a) Loans Evidenced by Notes. The Revolving Loans made by each Lender shall be evidenced by a single Revolving Loan Note payable to such Lender. The Bid Loans made by each Lender shall be evidenced by a single Bid Loan Note payable to such Lender. Each Note shall, by its terms, mature in accordance with the provisions of this Agreement applicable to the relevant Loans.

      (b) Notation of Amounts and Maturities, Etc. Each Lender is hereby irrevocably authorized to record on the schedule attached to its Notes (or a continuation thereof) the information contemplated by such schedule. The failure to record, or any error in recording, any such information shall not, however, affect the obligations of the Borrower hereunder or under any Note to repay the principal amount of the Loans evidenced thereby, together with all interest accrued thereon. All such notations shall constitute conclusive evidence of the accuracy of the information so recorded, in the absence of manifest error.

     Section 2.6.     Fees.

     (a) Facility Fee. The Borrower shall pay to the Agent, for the pro rata benefit of the Lenders, a per annum facility fee (the "Facility Fee") equal to the Applicable Margin for the Facility Fee, in effect from time to time, based upon the then Revolving Committed Amount, whether or not used, for each day from and after the Closing Date until the Revolving Commitment Termination Date. The Facility Fee shall be payable quarterly in arrears on the last day of each calendar quarter and on the Revolving Commitment Termination Date. The Agent shall provide a billing to the Borrower setting forth the amount of the Facility Fee payable in sufficient time for the Borrower to make timely payments of the correct amount without incurring any penalty or interest at the Post-Default Rate.

      (b) Utilization Fee. If, on any day, the aggregate principal amount of all Loans outstanding exceeds 50% of the then Revolving Committed Amount, the Borrower shall pay to the Agent, for the pro rata benefit of the Lenders, a per annum utilization fee (the "Utilization Fee") equal to (a) the Applicable Margin for the Utilization Fee, in effect from time to time, multiplied by (b) the aggregate principal amount of all Loans outstanding on such day. The Utilization Fee shall be payable quarterly in arrears on the last day of each calendar quarter and on the Revolving Commitment Termination Date. The Agent shall provide a billing to the Borrower setting forth the amount of each Utilization Fee payable in sufficient time for the Borrower to make timely payments of the correct amount without incurring any penalty or interest at the Post-Default Rate.

      (c) Other Fees. On the Closing Date and from time to time thereafter as specified in the Fee Letter, the Borrower shall pay to the Agent the fees specified in the Fee Letter.

      (d) Fees Non-Refundable. All Fees shall be fully earned when payable hereunder or under the Fee Letter and shall be non-refundable.

     Section 2.7.     Termination and Reduction of Revolving Commitments.

      (a) Each Lender's Revolving Commitment shall terminate without further action on the part of such Lender on the earlier to occur of (i) the Maturity Date, and (ii) the date of complete (but not partial) termination of the Revolving Commitments pursuant to Section 2.7(b) or Section 7.2 (such earlier date being referred to herein as the "Revolving Commitment Termination Date").

      (b) Upon not less than five Business Days' prior written notice to the Agent, the Borrower shall have the right, at any time or from time to time after the Closing Date, to terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Committed Amount to an amount not less than the then aggregate principal amount of all outstanding Loans. Any such termination or partial reduction shall be effective on the date specified in the Borrower's notice, and any such partial reduction shall be in a minimum amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof.

     Section 2.8.     Repayments and Prepayments.

     (a) Repayment. The unpaid principal amount of all Loans, together with accrued but unpaid interest and all other sums owing thereunder shall be due and payable in full on the Revolving Commitment Termination Date.

      (b) Excess Revolving Loans. If at any time the aggregate principal amount of all outstanding Loans exceeds the Revolving Committed Amount, the Borrower shall, not later than the Business Day after the Borrower learns or is notified of the excess, make mandatory prepayments of the Revolving Loans as may be necessary so that, after such prepayment, such excess is eliminated.

      (c)     Optional Prepayments.

           (i) Subject to this Section 2.8(c), the Borrower may, at its option, at any time or from time to time, prepay Revolving Loans in whole or in part, without premium or penalty, provided that (A) any prepayment shall be in an aggregate principal amount of at least $5,000,000 and in integral multiples of $1,000,000 in excess thereof (or, alternatively, the whole amount of Revolving Loans then outstanding) and (B) any prepayment of a Euro-Dollar Rate Loan on a day other than the last day of the Interest Period applicable thereto shall be made together with the amounts payable pursuant to Section 2.14. Bid Loans may not be voluntarily prepaid at any time.

            (ii) If the Borrower elects to prepay a Revolving Loan under this Section 2.8(c), it shall deliver to the Agent a notice of optional prepayment (A) with respect to a Base Rate Loan, not later than 10:00 a.m. on the proposed repayment date or (B) with respect to a Euro-Dollar Rate Loan, not later than 10:00 a.m. at least three Euro-Dollar Business Days before the proposed prepayment date. Any notice of optional prepayment shall be irrevocable, and the payment amount specified in such notice shall be due and payable on the date specified in such notice, together with interest accrued thereon to such date.

     (d) Payments Set Aside. To the extent the Agent or any Lender receives payment of any amount under the Loan Documents, whether by way of payment by the Borrower, set-off or otherwise, which payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, other law or equitable cause, in whole or in part, then, to the extent of such payment received, the Obligations or part thereof intended to be satisfied thereby shall be revived and continue in full force and effect.

     Section 2.9.     Manner of Payment.

      (a) Except as otherwise expressly provided, the Borrower shall make each payment under the Loan Documents to the Agent, in Dollars and in immediately available funds, without any deduction whatsoever, including any deduction for any setoff, recoupment, counterclaim, or defense, at the Agent's Office, for the account of the Applicable Lending Offices of the Lenders entitled to such payment, by depositing such payment in the Agent's Account not later than 11:00 a.m. on the due date thereof. Any payments received after 11:00 a.m. on any Business Day shall be deemed received on the next succeeding Business Day. Not later than 12:00 Noon on the day such payment is made, the Agent shall deliver to each Lender, for the account of the Lender's Applicable Lending Office, in Dollars and in immediately available funds, such Lender's share of the payment so made. Delivery shall be made in accordance with the written instructions satisfactory to the Agent from time to time given to the Agent by each Lender.

     (b) Unless the Agent shall have been notified by the Borrower prior to the date that a payment is due under the Loan Documents that the Borrower does not intend to make such payment, the Agent may assume that the Borrower has made such amount available to the Agent on such date and the Agent, in reliance on such assumption, may (in its sole discretion but without any obligation to do so) make available to the Lenders their pro rata share of the amount due. If such amount is not in fact made available to the Agent by the Borrower, the Agent shall be able to recover such amounts from the Lenders. The Agent shall also be able to recover from each Lender or the Borrower, as the case may be, interest on such amount from the date the payment was due at a per annum rate equal to (i) for any Lender, during the period to but excluding two Business Days after demand therefore, the Federal Funds Rate, and, thereafter at the Base Rate plus two percent (2%) or (ii) from the Borrower at the applicable rate for such outstanding amount plus any applicable Post-Default Rate.

      (c) If the Agent shall fail to deliver to any other Lender Party its share of any payment received from the Borrower as and when required by
Section 2.9(a), the Agent shall pay to such Lender its share of such payment together with interest on such amount at the Federal Funds Rate, for each day from the date such amount was required to be paid to such Lender until the date the Agent pays such amount to such Lender.

      (d) Subject to Sections 2.10 and 7.3, all payments made by the Borrower under the Loan Documents shall be applied to the Obligations as the Borrower may direct; provided that if the Borrower does not provide any such direction to the Agent, all amounts paid or received shall be applied, subject to Section 2.10, as the Agent may reasonably deem appropriate.

      (e) Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall instead by made on the next succeeding Business Day (subject to accrual of interest and fees for the period of extension), except that, in the case of Euro-Dollar Rate Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the preceding Business Day.

     Section 2.10.     Pro Rata Treatment.

Except to the extent otherwise expressly provided herein,

     (a) Revolving Loans shall be made by the Lenders pro rata according to their respective Revolving Commitment Percentages.

      (b) Each reduction of the Revolving Committed Amount and each payment of Revolving Loans, interest on Revolving Loans, Facility Fees and Utilization Fees shall be applied pro rata among the Lenders according to their respective Revolving Commitment Percentages.

      (c) Each payment by the Borrower of principal of Bid Loans made as part of the same Borrowing shall be made and applied for the account of the Lenders holding such Bid Loans pro rata according to the respective unpaid principal amount of such Bid Loans owed to such Lenders and each payment by the Borrower of interest on Bid Loans shall be made and applied for the account of the Lenders holding such Bid Loans pro rata according to the respective accrued but unpaid interest on the Bid Loans owed to such Lenders.

     Section 2.11     Sharing of Payments.

     The Lenders agree among themselves that, except to the extent otherwise provided herein, in the event that any Lender shall obtain payment in respect of any Loan, or any other obligation owing to such Lender under this Agreement through the exercise of a right of setoff, banker's lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker's lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. Except as otherwise expressly provided in this Agreement, if any Lender or the Agent shall fail to remit to any other Lender an amount payable by such Lender or the Agent to such other Lender pursuant to this Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 2.11 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this
Section 2.11 to share in the benefits of any recovery on such secured claim.

     Section 2.12.     Mandatory Suspension and Conversion of Euro-Dollar
Rate Loans.

     Each Lender's obligation to make, continue or convert Loans into Euro-Dollar Rate Loans shall be suspended, all outstanding Euro-Dollar Rate Loans shall be converted into Base Rate Loans on the last day of the respective Interest Periods applicable thereto (or, if earlier, in the case of Section 2.12(b), on the last day that such Lender can lawfully continue to maintain Euro-Dollar Rate Loans) and all pending requests for the making or continuation of, or conversion into, Euro-Dollar Rate Loans shall be considered requests for the making or conversion into Base Rate Loans (or, in the case of requests for conversion, disregarded) on the same Funding Date or the end of the currently applicable Interest Period, as applicable, if:

      (a) on or prior to the determination of the interest rate for a Euro-Dollar Rate Loan for any Interest Period, the Agent determines that for any reason appropriate quotations (as referenced in the definition of "Interbank Offered Rate" appearing in Section 1.1) are not available to the Agent in the relevant interbank market for purposes of determining the Euro-Dollar Rate or a Lender advises the Agent (which shall thereupon notify the Borrower and the other Lenders) that such rate would not accurately reflect the cost to such Lender of making, continuing, or converting a Loan into, a Euro-Dollar Rate Loan for such Interest Period; or

      (b) after the date hereof, a Lender notifies the Agent (which shall thereupon notify the Borrower and the other Lenders) of its determination that any Regulatory Change makes it unlawful or impossible for such Lender or its Euro-Dollar Lending Office to make or maintain any Euro-Dollar Rate Loan, or to comply with its obligations hereunder in respect thereof; provided, however, that if the Euro-Dollar Lending Office of any affected Lender is other than the affected Lender's main office, before giving such notice, such affected Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not be otherwise materially disadvantageous to such Lender.

     Section 2.13.     Regulatory Changes.

      (a) Increased Costs. If, on or after the date hereof, any Regulatory Change shall impose, modify, or deem applicable any reserve, special deposit, compulsory loan, insurance or similar requirement (other than any such requirement with respect to any Euro-Dollar Rate Loan to the extent included in the Euro-Dollar Reserve Requirement), against, or any fees or charges in respect of, assets held by, deposits with or other liabilities for the account of, commitments of, advances or Loans by or other credit extended by, any Lender Party (or its Applicable Lending Office) or shall impose on any Lender Party (or its Applicable Lending Office) or on the relevant interbank market any other condition affecting any Euro-Dollar Rate Loan, or any obligation to make Euro-Dollar Rate Loans, and the effect of the foregoing is (i) to increase the cost to such

Lender Party (or its Applicable Lending Office) of making, issuing, renewing or maintaining any Euro-Dollar Rate Loan or its Revolving Commitment in respect thereof or (ii) to reduce the amount of any sum received or receivable by such Lender Party (or its Applicable Lending Office) hereunder or under any other Loan Document with respect thereto, then, the Borrower shall from time to time pay to such Lender Party, within 15 days after request by such Lender Party, such additional amounts as are necessary, in such Lender Party's reasonable determination, to compensate such Lender Party for such increased cost or reduction; provided, however, that if the Euro-Dollar Lending Office of any affected Lender is other than the affected Lender's main office, before giving such notice, such affected Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not be otherwise materially disadvantageous to such Lender.

     (b) Capital Costs. If a Regulatory Change after the date hereof regarding capital adequacy (including the adoption or becoming effective of any treaty, law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards") has or would have the effect of reducing the rate of return on the capital of or maintained by any Lender or any company controlling such Lender as a consequence of such Lender's Loans or obligations hereunder and other commitments of this type to a level below that which such Lender or company could have achieved but for such Regulatory Change (taking into account such Lender's or company's policies with respect to capital adequacy), then the Borrower shall from time to time pay to such Lender, within 15 days after request by such Lender, such additional amounts as are necessary in such Lender's reasonable determination to compensate such Lender or company for such reduction in return, to the extent such Lender or company determines such reduction to be attributable to the existence of obligations for the account of the Borrower.

     Section 2.14.     Compensation for Funding Losses.

     The Borrower shall pay to any Lender, upon demand by such Lender, such amount or amounts as such Lender reasonably determines is or are necessary to compensate it for any loss, cost, expense or liabilities incurred (including any loss, cost, expense or liability incurred by reason of the liquidation or redeployment of deposits) by it as a result of (a) any payment, prepayment or conversion of any Euro-Dollar Rate Loan for any reason (including by reason of a prepayment pursuant to Section 2.8(b) or an acceleration pursuant to
Section 7.2, but excluding any prepayment pursuant to Section 2.1(e)) on a date other than the last day of an Interest Period applicable to such Euro-Dollar Rate Loan, or (b) any Euro-Dollar Rate Loan for any reason not being made (other than a wrongful failure to fund by such Lender or failure to make such a Loan due to circumstances described in Section 2.12), converted or continued, or any payment of principal of or interest thereon not being made, on the date therefor determined in accordance with the applicable provisions of this Agreement or (c) for any prepayment of a Bid Loan due to acceleration pursuant to Section 7.2 or otherwise. Notwithstanding the foregoing, the Borrower shall not be responsible to any Lender for any costs hereunder that result from the application of

Section 2.12 or from any wrongful actions or omissions or default (including under Section 2.1(e)) of such Lender.

     Section 2.15.     Certificates Regarding Yield Protection, Etc.

     Any request by any Lender Party for payment of additional amounts pursuant to Sections 2.13, 2.14 and 2.16 shall be accompanied by a certificate of such Lender Party setting forth the basis and amount of such request. In determining the amount of such payment, such Lender Party may use such reasonable attribution or averaging methods as it deems appropriate and practical.

     Section 2.16     Taxes.

     (a) Tax Liabilities Imposed on a Lender. Any and all payments by the Borrower hereunder or under any of the Loan Documents shall be made, in accordance with the terms hereof and thereof, subject to the provisions of this Section 2.16 and Section 2.17, free and clear of and without deduction for any and all Taxes other than Excluded Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law, and (iv) the Borrower shall deliver to such Lender evidence of such payment to the relevant Governmental Authority. Notwithstanding any other provision of this Section 2.16, the Borrower shall not be required to pay any additional amounts pursuant to this
Section 2.16(a) with respect to Taxes that are attributable to such Lender's failure to fully comply with Section 2.16(c) and/or the certifications provided by such Lender being inaccurate.

      (b) Other Taxes. In addition, the Borrower agrees to pay, upon written notice from a Lender and prior to the date when penalties attach thereto, all other Taxes (other than Excluded Taxes) that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement.

      (c)     Foreign Lender.  Each Lender (which, for purposes of this
Section 2.16, shall include any Affiliate of a Lender that makes any Euro-Dollar Loan pursuant to the terms of this Agreement) that is not a "United States person" (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent on or before the Closing Date (or, in the case of a Person that becomes a Lender after the Closing Date by assignment, promptly upon such assignment), two duly completed and signed copies of (A) either (1) Form W-8BEN or Form W-8ECI of the United States Internal Revenue Service, or a successor applicable form, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces to zero the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, or (B) an Internal Revenue Service Form W-8 or W-9, or a successor applicable form, entitling such Lender to receive a complete exemption from United States backup withholding tax. Each such Lender shall, from time to time after submitting either such form, submit to the Borrower and the Agent such additional duly completed and signed copies of such forms (or such successor forms or other documents as shall be adopted from time to time by the relevant United States taxing authorities) as may be (1) reasonably requested in writing by the Borrower or the Agent and (2) appropriate under then current United States laws or regulations. Upon the reasonable request of the Borrower or the Agent, each Lender that has not provided the forms or other documents, as provided above, on the basis of being a United States person shall submit to the Borrower and the Agent a certificate to the effect that it is such a "United States person."

     Section 2.17. Applicable Lending Office; Discretion of Lenders as to Manner of Funding.

     Each Lender may make, carry or transfer Euro-Dollar Rate Loans at, to, or for the account of an Affiliate of the Lender, provided that such Lender shall not be entitled to receive, nor shall the Borrower be required to pay, any greater amount under Sections 2.13 or 2.16 as a result of the transfer of any such Loan than such Lender would be entitled to receive, or the Borrower obligated to pay, immediately prior thereto unless (a) such transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist or (b) such claim would have arisen even if such transfer had not occurred. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Euro-Dollar Rate Loans in any manner it sees fit, it being understood, however, that for purposes of this Agreement, all determinations hereunder shall be made as if each Lender had actually funded and maintained each Euro-Dollar Rate Loan through the purchase of deposits in the relevant interbank market having a maturity corresponding to such Loan's Interest Period and bearing interest at the applicable rate.



                                   ARTICLE 3

                              CONDITIONS TO LOANS

     Section 3.1.     Closing Conditions.

     The obligation of the Lenders to enter into this Credit Agreement shall be subject to satisfaction (or waiver) of the following conditions:

     (a) Loan Documents. The Agent shall have received duly executed copies of (i) this Agreement and (ii) the Notes, all of which shall be in form and substance satisfactory to the Agent.

     (b) Corporate Documents. The Agent shall have received the following:

           (i) Charter Documents. Copies of the articles or certificate of incorporation of the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation and certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.

           (ii) Bylaws. A copy of the bylaws of the Borrower certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.

           (iii) Resolutions. Copies of resolutions of the board of directors of the Borrower or an authorized committee thereof, approving and adopting the transactions contemplated herein and authorizing execution and delivery of the Loan Documents, certified by a secretary or assistant secretary of the Borrower to be true and correct and in full force and effect as of the Closing Date.

           (iv) Good Standing. Copies of a certificate of good standing, existence or its equivalent with respect to the Borrower certified as of a recent date by the appropriate Governmental Authority of the state of its incorporation.

           (v) Incumbency. An incumbency certificate of the Borrower certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.

      (c) Opinion of Counsel. The Agent shall have received an opinion or opinions (which shall cover, among other things, authority, legality, validity, binding effect and enforceability), satisfactory to the Agent, addressed to the Lender Parties and dated as of the Closing Date, from legal counsel to the Borrower.

      (d) Closing Officer's Certificate. The Agent shall have received a certificate executed by the chief financial officer of the Borrower in the form of Exhibit 3.1(d).

      (e) Annual Financial Statements. The Agent shall have received the annual audited financial statements of the Borrower and its Subsidiaries for the fiscal year ending January 31, 2004.

      (f) Material Adverse Change. As of the Closing Date, there shall not have occurred a Material Adverse Change since January 31, 2004.

      (g) Litigation. Except as disclosed in Schedule 4.5, there are no actions, suits or proceedings pending or, to the best knowledge of the Borrower, threatened against or affecting the Borrower, any Subsidiary or any of its properties before any Governmental Authority (i) in which there is a reasonable possibility of an adverse determination that could result in a material liability or have a Material Adverse Effect or (ii) that in any manner draws into question the validity, legality or enforceability of any Loan Document or any transaction contemplated thereby.

     (h) Fees, Expenses and Interest Paid. The Borrower shall have paid all Fees and expenses due and owing pursuant to the terms of this Agreement for which the Borrower shall have been billed on or before the Closing Date.

      (i) Existing Credit Agreement. The Existing Credit Agreement shall be terminated and all amounts owing there under, if any, shall have been paid in full.

      (i) General. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded in form and substance satisfactory to the Agent, and the Agent shall have received all such counterpart originals or certified copies thereof as the Agent may reasonably request.

     Section 3.2.     Conditions Precedent to Loans.

     The obligation of the Lenders to make any Loan on any Funding Date shall be subject to the following conditions precedent:

      (a)     Closing Date.  The conditions precedent set forth in Section
3.1 shall have been satisfied or waived in writing by the Lenders as of the Closing Date.

      (b) Notice of Borrowing. The Borrower shall have delivered to the Agent, (i) in the case of a Revolving Loan, a Notice of Borrowing, duly executed and completed in accordance with Section 2.1, and the Borrower shall have otherwise complied with all of the terms of Section 2.1 or (ii) in the case of a Bid Loan, a Bid Loan Quote Request, duly executed and completed, in accordance with Section 2.2, and the Borrower shall have otherwise complied with all of the terms of Section 2.2.

      (c) Representations and Warranties. All of the representations and warranties of the Borrower contained in the Loan Documents (other than the representation set forth in Section 4.4 of the Credit Agreement) shall be true and correct in all material respects on and as of the Funding Date as though made on and as of that date.

      (d) No Default. No Default or Event of Default shall exist or result from the making of the Loan.

      (e) Satisfaction of Conditions. Each borrowing of a Loan shall constitute a representation and warranty by the Borrower as of the Funding Date that the conditions contained in Sections 3.2(c) and 3.2(d) have been satisfied.

                                  ARTICLE 4

                        REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Lender Parties as follows:

     Section 4.1.     Organization, Powers and Good Standing.

     Each of the Borrower and, except as would not reasonably be expected to have a Material Adverse Effect, its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, as shown on Schedule 4.1, and (b) has all requisite power and authority and the legal right to own and operate its properties, to carry on its business as heretofore conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. Except as would not reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Subsidiaries possesses all Governmental Approvals, in full force and effect, free from burdensome restrictions, that are necessary for the ownership, maintenance and operation of its properties and conduct of its business as now conducted, and is not in violation thereof. Each of the Borrower and its Subsidiaries is duly qualified, in good standing and authorized to do business in each state or other jurisdiction where the nature of its business activities conducted or properties owned or leased requires it to be so qualified and where any failure to be so qualified, individually or in the aggregate, could have a Material Adverse Effect. All Subsidiaries of the Borrower are listed on
Schedule 4.1, which may be updated by the Borrower from time to time.

     Section 4.2.     Authorization, Binding Effect, No Conflict, Etc.

     (a) Authorization, Binding Effect, Etc. The execution, delivery and performance by the Borrower of each Loan Document have been duly authorized by all necessary corporate action on the part of the Borrower; and each such Loan Document has been duly executed and delivered by the Borrower and is the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally.

      (b) No Conflict. The execution, delivery and performance by the Borrower of each Loan Document, and the consummation of the transactions contemplated thereby, do not and will not (i) violate any provision of the charter or other organizational documents of the Borrower, (ii) except for consents that have been obtained and are in full force and effect, conflict with, result in a breach of, or constitute (or, with the giving of notice or lapse of time or both, would constitute) a default under, or require the approval or consent of any Person pursuant to, any Material Contractual Obligation of the Borrower (including the Investment Agreement), (iii) violate any Applicable Law binding on the Borrower, or (iv) result in or require the creation or imposition of any Lien on any assets or properties of the Borrower or any of its Subsidiaries.

      (c) Governmental Approvals. No Governmental Approval is or will be required in connection with the execution, delivery and performance by the Borrower of any Loan Document or the transactions contemplated thereby.

     Section 4.3.     Financial Information.

     The balance sheets of the Borrower and its consolidated Subsidiaries as of January 31, 2003 and January 31, 2004 and the related statements of earnings, stockholder's equity and cash flow for the Fiscal Years then ended, certified by the Borrower's independent certified public accountants, which are included in the Borrower's Annual Report on Form 10-K for the Fiscal Year ended January 31, 2004, were prepared in accordance with GAAP consistently applied and fairly present the financial position of the Borrower and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flow for the periods then ended. Neither the Borrower nor any of its consolidated Subsidiaries on such dates had any liabilities for Taxes or long-term leases, forward or long-term commitments or unrealized losses from any unfavorable commitments that are not reflected in the foregoing statements or in the notes thereto and that, individually or in the aggregate, are material.

     Section 4.4.     No Material Adverse Changes.

     Since January 31, 2004, there has been no Material Adverse Change.

     Section 4.5.      Litigation.

     Except as disclosed in Schedule 4.5, there are no actions, suits or proceedings pending or, to the best knowledge of the Borrower, threatened against or affecting the Borrower, any Subsidiary or any of its properties before any Governmental Authority (a) in which there is a reasonable possibility of an adverse determination that could result in a material liability or have a Material Adverse Effect or (b) that in any manner draws into question the validity, legality or enforceability of any Loan Document or any transaction contemplated thereby.

     Section 4.6.     Agreements: Applicable Law.

     Neither the Borrower nor any Subsidiary is in material violation of any Applicable Law, or in default under its charter documents, bylaws or other organizational or governing documents or any of its Material Contractual Obligations.

     Section 4.7.     Taxes.

     All United States federal income tax returns and all other material tax returns required to be filed by the Borrower or any Subsidiary have been filed and all Taxes due pursuant to such returns have been paid, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been established in accordance with GAAP. To the best knowledge of the Borrower, there has not been asserted or proposed to be asserted any Tax deficiency against the Borrower or any Subsidiary that would be material to the Borrower and its Subsidiaries taken as a whole and that is not reserved against on the financial books of the

Borrower.

     Section 4.8.     Governmental Regulation.

     The Borrower is neither an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, or a company controlled by such a company, nor is the Borrower subject to any federal or state, statute or regulation limiting its ability to incur Debt for money borrowed (other than the Margin Regulations).

     Section 4.9.     Margin Regulations/Proceeds of Loans.

     Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying Margin Stock. The value of all Margin Stock held by the Borrower and its Subsidiaries constitutes less than 25% of the value, as determined in accordance with the Margin Regulations, of all assets of the Borrower. The proceeds of the Loans have been used solely in accordance with Section 2.3.

     Section 4.10.     Employee Benefit Plans.

     The Borrower and all members of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA with respect to each Plan and have not incurred any liability to the PBGC in connection with any Plan.

     During the five-year period prior to the date this representation is made or deemed made, no ERISA Event has occurred and is continuing with respect to any Plan (whether or not terminated). Neither the Borrower nor any member of the Controlled Group is required to make or accrue a contribution or has within any of the preceding five plan years made or accrued an obligation to make contributions to any Multiemployer Plan. The fair market value of the assets of each Plan is at least equal to the present value of the "benefit liabilities" (within the meaning of Section 4001(a)(16) of ERISA), whether or not vested, under such Plan determined in accordance with Financial Accounting Standards Board Statement 87 using the actuarial assumptions and methods used by the actuary to such Plan in its valuation of such Plan.

     Section 4.11.     Disclosure.

     All information in any document, certificate or written statement furnished to the Lender Parties by or on behalf of the Borrower with respect to the business, assets, prospects, results of operation or financial condition of the Borrower or any Subsidiary for use in connection with the transactions contemplated by this Agreement has been true and correct in all material respects on and as of the date made or given and has not omitted a material fact necessary in order to make such information not misleading in light of the circumstances under which such information was furnished. There is no fact known to the Borrower (other than matters of a general economic nature) that has had or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates or statements.

     Section 4.12.     Solvency.

     The Borrower is, individually and on a consolidated basis with its Subsidiaries, Solvent.

     Section 4.13.     Title to Properties.

     The Borrower and each of its Subsidiaries is the owner of, and has good and marketable title to, or has a valid license or lease to use, all of its material properties and assets, and none of such properties or assets is subject to any Liens other than Permitted Liens.


                                  ARTICLE 5

                     AFFIRMATIVE COVENANTS OF THE BORROWER

     So long as any portion of the Revolving Commitments shall be in effect and until all Obligations are paid and performed in full:

     Section 5.1.     Financial Statements and Other Reports.

     The Borrower shall deliver to the Agent (which shall promptly provide copies to each Lender), for the benefit of the Lenders:

     (a)     as soon as practicable and in any event within the earlier of
(i) 90 days after the end of each Fiscal Year or (ii) two Business Days after the date the Borrower files its Form 10-K with the SEC, the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such year and the related statements of earnings, stockholder's equity and cash flow for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and accompanied by an unqualified report thereon of Deloitte & Touche LLP or other independent certified public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to the Required Lenders, which report shall state that such financial statements fairly present the financial position of the Borrower and its consolidated Subsidiaries as of the date indicated and its results of operations and cash flows for the periods indicated in conformity with GAAP (except as otherwise stated therein) and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards.

      (b) as soon as practicable and in any event within 60 days after the end of each Fiscal Quarter (other than the last Fiscal Quarter of any Fiscal Year) a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such quarter and the related statements of earnings, stockholder's equity and cash flow for such quarter and the portion of the Fiscal Year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding periods of the prior Fiscal Year, all in reasonable detail and certified by the Borrower's chief financial officer or controller as fairly presenting the financial condition of the Borrower and its consolidated Subsidiaries as of the dates indicated and its results of operations and cash flows for the periods indicated, subject to normal year-end adjustments.

     (c) together with each delivery of financial statements pursuant to Sections 5.1(a) and 5.1(b), a certificate of the chief financial officer or the president of the Borrower, substantially in the form of Exhibit 5.1(c) (a "Compliance Certificate"), duly executed and completed, setting forth the calculations required to establish compliance with Section 6.3, as of the date of such financial statements. The financial statements required by Sections 5.1(a) and 5.1(b) and the Compliance Certificate required by this
Section 5.1(c) shall be delivered in printed form.

      (d) within five Business Days after the Borrower becomes aware of the occurrence of any Default or Event of Default, a certificate of a Senior Officer of the Borrower setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto.

      (e) promptly upon their becoming available, copies of all material reports, notices and proxy statements sent or made available by the Borrower to its security holders, and all material registration statements (other than the exhibits thereto) and annual, quarterly or monthly reports, if any, filed by the Borrower with the SEC.

      (f) within five Business Days after the Borrower becomes aware of the occurrence of an ERISA Event, a statement of a Senior Officer of the Borrower setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto, together with a copy of the notice, if any, of such event given or required to be given to the PBGC; within five days of the date the Borrower or any member of the Controlled Group becomes obliged to make or accrue a contribution to a Multiemployer Plan, a statement of a Senior Officer of the Borrower setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto.

      (g) within five Business Days after the Borrower obtains knowledge thereof, notice of all litigation or proceedings commenced or threatened affecting the Borrower or any Subsidiary (i) that could reasonably be expected to have a Material Adverse Effect or (ii) that questions the validity or enforceability of any Loan Document.

      (h) promptly notify the Agent of any move of its principal executive office from the State of Washington.

      (i) from time to time such additional information regarding the Borrower and its Subsidiaries or the business, assets, liabilities, prospects, results of operation or financial condition of any such Person as the Agent, on behalf of any Lender Party, may reasonably request.

     Section 5.2.     Records and Inspection.

     The Borrower shall, and shall cause each Subsidiary to, maintain adequate books, records and accounts as may be required or necessary to permit the preparation of financial statements required to be delivered hereunder in accordance with sound business practices and GAAP. The Borrower shall, and shall cause each Subsidiary to, permit such Persons as the Agent may designate, at reasonable times during the Borrower's regular office hours as often as may reasonably be requested and under reasonable circumstances, to (a) visit and inspect any of its properties, (b) inspect and copy its books and records, and (c) discuss with its officers and its independent accountants, its business, assets, liabilities, results of operation or financial condition; provided that the Agent shall not have access to consumer information or any other similar restricted information if such access is prohibited by Applicable Law.

     Section 5.3.     Corporate Existence, Etc.

     The Borrower shall, and shall (except as otherwise permitted under Section 6.4) cause each Subsidiary to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to the Borrower and to the Borrower and its Subsidiaries taken as a whole.

     Section 5.4     Payment of Taxes and Claims.

     The Borrower shall, and shall cause each Subsidiary to, pay and discharge (a) all Taxes imposed upon it or any of its properties or in respect of any of its franchises, business, income or property before any material penalty shall be incurred with respect to such Taxes, and (b) all claims of any kind (including claims for labor, material and supplies) that, if unpaid, might by Applicable Law become a Lien upon any material portion of the property of the Borrower and its Subsidiaries; provided, however, that, unless and until foreclosure, distraint, levy, sale or similar proceedings shall have commenced, the Borrower need not pay or discharge any such Tax or claim so long as the validity or amount thereof is being contested in good faith and by appropriate proceedings and so long as any reserves or other appropriate provisions as may be required by GAAP shall have been made therefor.

     Section 5.5.     Maintenance of Properties.

     The Borrower shall, and shall cause each Subsidiary to, maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted), all properties and other assets useful or necessary to its business, and from time to time the Borrower shall make or cause to be made all appropriate repairs, renewals and replacements thereto except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause each of its Subsidiaries to, use reasonable efforts to prevent offsets of and defenses to its receivables and other rights to payment.

     Section 5.6.     Maintenance of Insurance.

     The Borrower shall, and shall cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance (or adequate self insurance) in at least such amounts, of such character and against at least such risks as is usually maintained by companies of established repute engaged in the same or a similar business in the same general area.

     Section 5.7.     Conduct of Business; Compliance with Law.

     The Borrower shall not change the general character of its business as conducted at the Closing Date or engage, directly or through a Subsidiary, in any type of business not reasonably related to its business as normally conducted. The Borrower shall maintain its right to carry on business in any jurisdiction where it is doing business at such time and remain in and continuously operate the same lines of business presently engaged in except for periodic shutdown in the ordinary course of business and interruptions caused by strike, labor dispute, catastrophe, acts of war or terrorism or any other events over which it has no control. The Borrower shall, and shall cause each of its Subsidiaries to, conduct its business in compliance in all material respects with all Applicable Law and all its Material Contractual Obligations.

     Section 5.8.     Further Assurances.

     At any time and from time to time, upon the request of the Agent, the Borrower shall execute and deliver such further documents and do such other acts and things as the Agent may reasonably request in order to effect fully the purposes of the Loan Documents and any other agreement contemplated thereby and to provide for payment and performance of the Obligations in accordance with the terms of the Loan Documents.

     Section 5.9.     Future Information.

     All data, certificates, reports, statements, documents and other information the Borrower shall furnish to the Lender Parties in connection with the Loan Documents shall, at the time the information is furnished, not contain any untrue statement of a material fact, shall be complete and correct in all material respects to the extent necessary to give the Lender Parties sufficient and accurate knowledge of the subject matter thereof, and shall not omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such information is furnished.

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

                                   ARTICLE 6

                      NEGATIVE COVENANTS OF THE BORROWER

     So long as any portion of the Revolving Commitments shall be in effect and until all Obligations are paid and performed in full:

     Section 6.1.     Liens.

     The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any asset of the Borrower or any Subsidiary, whether now owned or hereafter acquired, except:

      (a)     Liens securing the Obligations and Existing Liens;

      (b) (i) Liens for Taxes, assessments or charges of any Governmental Authority for claims that are not material and are not yet due or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP (and as to which foreclosure, distraint, levy, sale or similar proceedings have not yet commenced with respect to the property subject to any such Lien on account thereof); (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, bankers and other Liens imposed by law and created in the ordinary course of business for amounts that are not material and are not yet due or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP (and as to which foreclosure, distraint, levy, sale or similar proceedings have not yet commenced with respect to the property subject to any such Lien on account thereof); (iii) Liens incurred and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance (including by way of surety bonds or appeal bonds) of tenders, bids, leases, contracts, statutory obligations or similar obligations or arising as a result of progress payments under contracts, in each case in the ordinary course of business and not relating to the repayment of Debt; (iv) easements, rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions, conditions (including those conditions commonly referred to as "CC&Rs"), charges or encumbrances (whether or not recorded) that do not materially interfere with the ordinary conduct of the Borrower's business; (v) building restrictions, zoning laws and other statutes, laws, rules, regulations, ordinances and restrictions; (vi) leases, subleases, easements or similar use rights granted in the ordinary course of business to others not materially interfering with the business of, and consistent with past practices of, the Borrower and
(vii) construction, operation and reciprocal easement agreements entered into in the ordinary course of business that do not materially interfere with the ordinary conduct of the Borrower's business and not relating to the repayment of Debt (viii) customary rights of set off, revocation, refund or charge-back under deposit agreements or under the Uniform Commercial Code in favor of banks or other financial institutions where the Borrower or any Subsidiary maintains deposits in the ordinary course of business; (ix) Liens on accounts receivable of the Borrower for which collection attempts are being undertaken by a third party at the request of the Borrower; (x) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases and (xi) Liens arising by operation of law on insurance polices and proceeds thereof to secure premiums thereunder;

     (c) any attachment or judgment Lien, not otherwise constituting an Event of Default, in existence less than 30 days after the entry thereof or with respect to which (i) execution has been stayed, (ii) payment is covered in full by insurance and the insurer has not denied coverage, or (iii) the Borrower is in good faith prosecuting an appeal or other appropriate proceedings for review and has set aside on its books such reserves as may be required by GAAP with respect to such judgment or award;

     (d) precautionary Uniform Commercial Code financing statements regarding consignments, provided that any such financing statements do not describe any property other than the assets acquired through the consignment and proceeds thereof;

     (e) Liens securing Debt of the Borrower or any Subsidiary used to finance the acquisition of fixed assets (including, without limitation, equipment and vehicles) of the Borrower or such Subsidiary, the construction of additional buildings or the expansion otherwise of their respective facilities and Debt consisting of Capitalized Leases; provided that such Debt
(i) does not exceed the cost to the Borrower or such Subsidiary of the assets acquired with the proceeds of such Debt or the value of the assets subject to such Capital Leases, (ii) in the case of new construction or expansion of existing facilities, is either a construction or permanent loan secured by the facilities constructed and/or the real property on which such facilities are located and related equipment and fixtures, leases, rents, reserves and other personal property (which for this purpose shall not include inventory and intellectual property) to the extent located on or commonly considered to be part of the real property as applicable, and (iii) in the case of other asset financing, is incurred within twelve months following the date of the acquisition (which for this purpose shall, in the case of a construction project, be the date that construction is completed and the asset constructed is placed into service or in the case of a sale/leaseback transaction the date of disposition); provided that any such Lien does not encumber any property other than the assets acquired with the proceeds of such Debt or the assets subject to such Capital Lease, related reserve funds, related personal property (which for this purpose shall not include inventory and intellectual property) and proceeds of any of the foregoing;

     (f) Liens existing on assets of any Person at the time such assets are acquired; provided such Lien does not encumber any assets other than the assets subject to such Lien at the time such assets are acquired and proceeds thereof and such Lien was not created in contemplation of such acquisition;

     (g) Liens arising from the sale or securitization of receivables, to the extent the Debt arising from such securitization is not otherwise prohibited hereunder at the time such Debt was incurred;

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
     (h) any Lien constituting a renewal, extension or replacement of any Existing Lien or any Lien permitted by clauses (e) or (f) of this Section 6.1, provided such Lien is limited to all or a part of the property subject to the Lien extended, renewed or replaced;

      (i) Liens granted by a Subsidiary of the Borrower in favor of the Borrower or another Subsidiary of the Borrower;

      (j) covenants contained in the following agreements which require the grant of security for the obligations evidenced thereby if security is given for some other obligation: (i) that certain Indenture dated as of March 11, 1998 between the Borrower and Wells Fargo Bank West, National Association (formerly known as Norwest Bank Colorado, National Association), as Trustee, as in effect on the Closing Date, (ii) that certain senior Indenture dated as of January 13, 1999 between the Borrower and Wells Fargo Bank West, National Association, as Trustee, as in effect on the Closing Date; (iii) that certain subordinated Indenture dated as of January 13, 1999 between the Borrower and Wells Fargo Bank West, National Association, as Trustee, as in effect on the Closing Date; and (iv) that certain Indenture dated as of November 15, 1984 between Nordstrom Credit, Inc. and Wells Fargo Bank West, National Association (formerly known as First Interstate Bank of Denver, N.A.), as Trustee, as in effect on the Closing Date; provided, however, that this clause (j) shall not be deemed to restrict additional Debt from being issued under any of the foregoing agreements or any supplement thereto so long as the covenants contained therein relating to the grant of security therefore are not modified in a manner adverse to the Lenders;

      (k) leases, licenses, subleases or sublicenses granted to others (including, without limitation, licenses of intellectual property) not interfering in any material respect with the business of the Borrower and its Subsidiaries; and

      (l) other Liens incidental to the conduct of the business or the ownership of the assets of the Borrower or any Subsidiary that (i) were not incurred in connection with borrowed money, (ii) do not in the aggregate materially detract from the value of the assets subject thereto or materially impair the use thereof in the operation of such business, (iii) do not encumber intellectual property and (iv) do not secure obligations aggregating in excess of $200,000,000.

     Section 6.2.     Restricted Payments.

     The Borrower shall not, and shall not permit any Subsidiary to, declare, pay or make, or agree to declare, pay or make, any Restricted Payment, except
(a) Restricted Payments by any Subsidiary to the Borrower, (b) Restricted Payments (other than purchases or other acquisition for value of any Capital Stock of the Borrower or any Subsidiary) so long as no Default or Event of Default then exists or would result therefrom (assuming for this purpose that compliance with Section 6.3 is being measured as of the end of the immediately preceding Fiscal Quarter giving pro forma effect to the Restricted Payment) and (c) purchases or other acquisitions for value of any Capital Stock of the Borrower or any Subsidiary.

     Section 6.3.     Leverage Ratio.

     As of the last day of each Fiscal Quarter, for the twelve month period ending on such date, the Borrower shall not permit the ratio of (i) the sum of (A) Funded Debt as of the last day of such period and (B) the product of
(1) Rent Expense for such period times (2) six to (ii) EBITDAR for such period (the "Leverage Ratio") to be greater than 4.0 to 1.0.

     Section 6.4.     Restriction on Fundamental Changes.

     The Borrower shall not, and shall not permit any Subsidiary to enter into any merger, consolidation, reorganization or recapitalization, liquidate, wind up or dissolve or sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its or their business or assets, whether now owned or hereafter acquired; provided that as long as no Default or Event of Default shall exist either before or after giving effect thereto (a) any Solvent Subsidiary or other Solvent Person (other than the Borrower) may be merged or consolidated with or into the Borrower (so long as the Borrower is the surviving entity) or any Subsidiary, (b) any Subsidiary may be liquidated, wound up or dissolved so long as it does not cause or could not be reasonably expected to cause a Material Adverse Effect and (c) in addition to transactions permitted under
Section 6.5 (which permitted transactions shall not be restricted by this Section 6.4), all or substantially all of any Subsidiary's business or assets may be sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or another Subsidiary.

     Section 6.5.     Asset Dispositions.

     The Borrower shall not, and shall not (except as permitted by Section 6.4(c)) permit any Subsidiary to, sell, lease, transfer or otherwise dispose of during any Fiscal Year property or other assets (other than (a) sales of inventory in the ordinary course of business and (b) the sale or disposition of the Borrower's interest in 1700 Seventh LP) constituting, in the aggregate, 20% or more of the consolidated assets of the Borrower and its Subsidiaries, as calculated on a book value basis. Notwithstanding the foregoing limitation, the Borrower and its Subsidiaries shall be permitted to sell their receivables in a transaction to securitize such receivables, and such sales of receivables shall not be included in the computation above.

     Section 6.6.     Transactions with Affiliates.

     The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into any transaction (including the purchase, sale, lease, or exchange of any property or the rendering of any service) with any Affiliate of the Borrower, unless (a) such transaction is not otherwise prohibited by this Agreement, (b) such transaction is in the ordinary course of business and (c) if such transaction is other than with a Wholly-Owned Subsidiary, such transaction is on fair and reasonable terms no less favorable to the Borrower or its Subsidiary, as the case may be, than those terms which might be obtained at the time in a comparable arm's length transaction with a Person who is not an Affiliate or, if such transaction is not one which by its nature could be obtained from such other Person, is on fair and reasonable terms and was negotiated in good faith; provided that this Section 6.6 shall not restrict (i) dividends, distributions and other payments and transfers on account of any shares of Capital Stock of the Borrower or any Subsidiary otherwise permissible hereunder and (ii) transactions pursuant to (A) the Investment Agreement, (B) the Recourse Agreement and (C) any agreement between the Borrower and any Affiliate of the Borrower pursuant to which the Borrower sells or discounts accounts receivable in the ordinary course of its business (including agreements under which the Borrower has an obligation to repurchase from or indemnify the purchaser with respect to accounts discounted or sold by the Borrower).

                                  ARTICLE 7

                           EVENTS OF DEFAULT, ETC.

     Section 7.1.     Events of Default.

     The occurrence of any one or more of the following events, acts or occurrences shall constitute an event of default (each an "Event of Default"):

     (a) Failure to Make Payments. The Borrower (i) shall fail to pay as and when due (whether at stated maturity, upon acceleration, upon required prepayment or otherwise) any principal of any Loan, or (ii) shall fail to pay any interest, Fees or other amounts (other than principal) payable under the Loan Documents within five days of the date when due under the Loan Documents;

     (b) Default in Other Debt. (i) The Borrower or any Subsidiary shall default in the payment (whether at stated maturity, upon acceleration, upon required prepayment or otherwise), beyond any period of grace provided therefor, of any principal of or interest on any other Debt with a principal amount (individually or in the aggregate) in excess of $10,000,000, or (ii) any other breach or default (or other event or condition), beyond any period of grace provided therefor, shall occur under any agreement, indenture or instrument relating to any such other Debt with a principal amount (individually or in the aggregate) in excess of $10,000,000, if the effect of such breach or default (or such other event or condition) is to cause, or to permit, the holder or holders of such other Debt (or a Person on behalf of such holder or holders) to cause (upon the giving of notice or otherwise), such other Debt to become or be declared due and payable, or required to be prepaid, redeemed, purchased or defeased (or an offer of prepayment, redemption, purchase or defeasance be made), prior to its stated maturity (other than by a scheduled mandatory prepayment); provided, however, that if any such breach or default described in this Section 7.1(b) is cured or waived prior to any action being taken pursuant to Section 7.2(a) or 7.2(b), the Event of Default under this Agreement in respect of such breach or default shall be deemed cured to the extent of such cure or waiver;

     (c)     Breach of Certain Covenants.

           (i) The Borrower shall fail to perform, comply with or observe any agreement, covenant or obligation under Section 2.3, under Sections 6.2 through 6.5 inclusive, or under Section 5.1(d) or 5.3 (insofar as it requires the preservation of the corporate existence of the Borrower);

          (ii) The Borrower shall fail to perform, comply with or observe any agreement, covenant or obligation under Section 6.1 or under Section 6.6 and such failure shall not have been remedied within ten days; or

           (iii) The Borrower shall fail to perform, comply with or observe any agreement, covenant or obligation under Sections 5.1(a), (b) or
(c) and such failure shall not have been remedied within five days;

     (d) Other Defaults Under Loan Documents. The Borrower shall fail to perform, comply with or observe any agreement, covenant or obligation under any provision of any Loan Document (other than those provisions referred to in Sections 7.l(a), 7.1(b) and 7.1(c)) and such failure shall not have been remedied within 30 days after the earlier to occur of (i) the Borrower's knowledge thereof or (ii) written notice thereof by the Agent to the Borrower; or

      (e) Breach of Representation or Warranty. Any representation or warranty or certification made or furnished by the Borrower under any Loan Document shall prove to have been false or incorrect in any material respect when made (or deemed made);

      (f) Involuntary Bankruptcy; Appointment of Receiver, Etc. There shall be commenced against the Borrower or any of its Subsidiaries, an involuntary case seeking the liquidation or reorganization of the Borrower or any of its Subsidiaries under Chapter 7 or Chapter 11, respectively, of the Bankruptcy Code or any similar proceeding under any other Applicable Law or an involuntary case or proceeding seeking the appointment of a receiver, liquidator, sequestrator, custodian, trustee or other officer having similar powers over the Borrower or any of its Subsidiaries or to take possession of all or a substantial portion of its property or to operate all or a substantial portion of its business, and any of the following events occurs:
(i) the Borrower or any of its Subsidiaries consents to the institution of the involuntary case or proceeding; (ii) the petition commencing the involuntary case or proceeding is not timely controverted; (iii) the petition commencing the involuntary case or proceeding remains undismissed and unstayed for a period of 60 days; or (iv) an order for relief is issued or entered therein;

      (g) Voluntary Bankruptcy; Appointment of Receiver, Etc. The Borrower or any of its Subsidiaries shall institute a voluntary case seeking liquidation or reorganization under Chapter 7 or Chapter 11, respectively, of the Bankruptcy Code or any similar proceeding under any other Applicable Law, or shall consent thereto; or shall consent to the conversion of an involuntary case to a voluntary case; or shall file a petition, answer a complaint or otherwise institute any proceeding seeking, or shall consent to or acquiesce in the appointment of, a receiver, liquidator, sequestrator, custodian, trustee or other officer with similar powers over the Borrower or any of its Subsidiaries or to take possession of all or a substantial portion of its property or to operate all or a substantial portion of its business; or shall make a general assignment for the benefit of creditors; or shall generally not pay, or shall admit in writing its inability to pay, its debts as they become due; or the board of directors of the Borrower or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize action to approve any of the foregoing;

     (h) Judgments and Attachments. The Borrower or any Subsidiary shall suffer any money judgments, writs or warrants of attachment or similar processes (collectively, "Judgments") that, individually or in the aggregate, involve an amount or value in excess of $10,000,000 and such Judgments shall continue unsatisfied or unstayed for a period of 60 days; provided that no Event of Default shall exist if (i) payment of the Judgments are covered in full by insurance and the insurer has affirmed such coverage or (ii) the Borrower is in good faith prosecuting an appeal of such Judgments and has (A) deposited funds as required for such appeal, if any and (B) reserved amounts on its books for such Judgments as required in accordance with GAAP.

      (i) ERISA. The Borrower or any member of the Controlled Group shall fail to pay when due any material amount or amounts that it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against the Borrower or any member of the Controlled Group to enforce Section 515 of ERISA; or any ERISA Event shall occur which could reasonably be expected to have a Material Adverse Effect; or the Borrower or any member of the Controlled Group shall partially or completely withdraw from any Multiemployer Plan; or any Multiemployer Plan to which Borrower or any member of its Controlled Group becomes obligated to make or accrue a contribution is placed in reorganization or terminates;

      (j)     Change of Control.  A Change of Control shall occur; or

      (k) Termination of Loan Documents, Etc. Any Loan Document, or any material provision thereof, shall cease to be in full force and effect for any reason, or the Borrower shall contest or purport to repudiate or disavow any of its obligations under, or the validity of enforceability of, any Loan Document or any material provision thereof.

     Section 7.2.     Remedies.

     Upon the occurrence of an Event of Default:

      (a) If an Event of Default occurs under Section 7.1(f) or 7.1(g), then the Revolving Commitments shall automatically and immediately terminate, and the obligation of the Lenders to make any Loan hereunder shall cease, and the unpaid principal amount of the Loans and all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice or other requirements of any kind, all of which are hereby expressly waived by the Borrower.

      (b) If an Event of Default occurs, other than under Section 7.1(f) or 7.1(g), the Agent may (i) with the consent of the Required Lenders, by written notice to the

Borrower, declare that the Revolving Commitments and all pending Bid Loan Quotes (whether or not accepted) are terminated, whereupon the obligation of the Lender Parties to make any Loan hereunder shall cease, and/or (ii) with the consent of the Required Lenders, declare the unpaid principal amount of the Loans and all other Obligations to be, and the same shall thereupon become, due and payable, without presentment, demand, protest, any additional notice or other requirements of any kind, all of which are hereby expressly waived by the Borrower.

     (c) The Agent may, with the consent of the Required Lenders, enforce any and all rights and interests created and existing under the Loan Documents, including, without limitation, all rights of set-off.

     Notwithstanding the fact that enforcement powers reside primarily with the Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate "creditor" holding a separate "claim" within the meaning, and for the purposes, of Section 101(5) of the Bankruptcy Code or any other insolvency statute.

     Section 7.3     Allocation of Payments After Event of Default.

     Notwithstanding any other provisions of this Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent or any Lender on account of amounts outstanding under any of the Loan Documents shall be paid over or delivered as follows:

     FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys' fees) of the Agent or any of the Lenders in connection with enforcing the rights of the Lenders under the Loan Documents and any protective advances made by the Agent or any of the Lenders, pro rata as set forth below;

     SECOND, to the payment of any fees owed to the Agent or any Lender, pro rata as set forth below;

     THIRD, to the payment of all accrued interest payable to the Lenders hereunder, pro rata as set forth below;

     FOURTH, to the payment of the outstanding principal amount of the Loans and all other obligations which shall have become due and payable under the Loan Documents, pro rata as set forth below; and

     FIFTH, the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans held by such Lender bears to the aggregate then outstanding Loans) of amounts available to be applied.


                                 ARTICLE 8

                           THE AGENT AND THE LENDERS

     Section 8.1     Appointment and Authorization of Agent.

     Each Lender hereby irrevocably (subject to Section 8.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "Agent" herein and in the other Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

     Section 8.2     Delegation of Duties.

     The Lender Parties agree that the Agent may execute any of its duties under this Agreement or any other Loan Document with respect to the Lender Parties by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Lender Parties agree that the Agent shall not be responsible to the other Lender Parties for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

     Section 8.3     Liability of Agent.

     No Agent-Related Person shall (a) be liable to any Lender Party for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby and thereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other


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
party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Affiliate thereof.

     Section 8.4     Reliance by Agent.

     (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent. As among the Lender Parties, the Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants. Where this Agreement expressly permits or prohibits an action unless the Required Lenders otherwise determine, the Agent shall, and in all other instances, the Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.

      (b) For purposes of determining compliance with the conditions specified in Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

     Section 8.5.     Notice of Default.

     The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Section 7.2; provided, however, that unless and until the Agent has received any such direction, the Agent may (but shall not be obligated to) take such action, or


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
refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

     Section 8.6.     Credit Decision; Disclosure of Information by Agent.

     Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all Applicable Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent herein, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Affiliates which may come into the possession of any Agent-Related Person.

     Section 8.7.     Indemnification of Agent.

     Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' fees) that may be incurred by or asserted or awarded against any Agent-Related Person, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Loan Documents, any of the transactions contemplated herein and therein or the actual or proposed use of the proceeds of the Loans, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person's gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 8.7. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including


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
reasonable attorneys fees and the allocated costs of internal counsel) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein and therein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 8.7 shall survive termination of the Revolving Commitments, the payment of all Obligations hereunder and the resignation or replacement of the Agent.

     Section 8.8.     Agent in its Individual Capacity.

     Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though Bank of America were not the Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Agent, and the terms "Lender" and "Lenders" include Bank of America in its individual capacity.

     Section 8.9.     Successor Agent.

     The Agent may resign as Agent upon 30 days' notice to the Lenders and the Borrower. If the Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders the appointment of which successor administrative agent shall require the consent of the Borrower at all times other than during the existence of a Default or an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor administrative agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this
Article 8 and Sections 9.1 and 9.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor administrative agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor administrative agent with the consent of the Borrower as provided for above.

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
     Section 8.10.     Lender Parties.

     The provisions of this Article 8 are solely for the benefit of the Agent and the other Lender Parties and the Borrower shall not have any rights to rely on or enforce or be obligated under any of the provisions hereof (except that the provisions of Section 8.9 are also for the benefit of the Borrower). In performing its functions and duties under the Loan Documents, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower.

     Section 8.11.     Enforcement by the Agent.

     Each Lender agrees that, except with the prior written consent of the Agent or as provided in Section 9.7, no Lender Party shall have any right individually to enforce any Loan Document or any provision thereof, or make demand thereunder, it being agreed that such rights and remedies may only be exercised by the Agent for the ratable benefit of the Lenders upon the terms of this Agreement.

     Section 8.12.     Syndication Agent and Documentation Agent.

     Neither the Syndication Agent nor the Documentation Agent, in such capacity, shall have any right, power, obligation, liability, duty or responsibility whatsoever under the Loan Documents, and neither the Syndication Agent nor the Documentation Agent shall be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on either the Syndication Agent or the Documentation Agent in deciding to enter into this Agreement or in taking or not taking any action hereunder.

     Section 8.13.     Agent May File Proofs of Claim.

     In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent) allowed in such judicial proceeding; and

     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;



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
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under the Loan Documents.

     Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.


                                   ARTICLE 9

                                 MISCELLANEOUS

     Section 9.1.     Expenses.

     The Borrower shall pay on demand:

     (a) any and all reasonable attorneys' fees and disbursements (including allocated costs of in-house counsel) and out-of-pocket costs and expenses incurred by the Agent in connection with the development, drafting, negotiation and administration of the Loan Documents, any amendments thereto and the syndication and closing of the transactions contemplated thereby; and

     (b) all reasonable costs and expenses (including fees and disbursements of in-house and other attorneys, appraisers and consultants) incurred by the Lender Parties in any workout, restructuring or similar arrangements or, after an Event of Default, in connection with the protection, preservation, exercise or enforcement of any of the terms of the Loan Documents or in connection with any foreclosure, collection or bankruptcy proceedings.

     The foregoing costs and expenses shall include all out-of-pocket expenses incurred by the Agent and the cost of independent public accountants and other outside experts retained by the Agent or any Lender. All amounts due under this Section 9.1 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Revolving Commitments and repayment of all other Obligations.

     Section 9.2.     Indemnity.

     (a) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against any and all liabilities,


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
obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorney costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Revolving Commitment or Loan or the use or proposed use of the proceeds therefrom, or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a final judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Notwithstanding anything in the Loan Documents to the contrary, no Indemnitee shall have any liability (whether direct or indirect, in contract, tort or otherwise) arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, except to the extent such damages were caused by the gross negligence or willful misconduct of such Indemnitee as determined in a final judgment by a court of competent jurisdiction nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 9.2 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Agent, the replacement of any Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.

     (b) To the extent that the undertaking to indemnify and hold harmless set forth in Section 9.2(a) may be unenforceable as violative of any Applicable Law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under Applicable Law.

     Section 9.3.     Waivers; Modifications in Writing.

     No amendment of any provision of this Agreement or any other Loan Document (including a waiver thereof or consent relating thereto) shall be effective unless the same shall be in writing and signed by the Agent and the Required Lenders and, except as to a waiver or consent requested by or to the benefit of the Borrower, the Borrower, provided further:

     (a) no amendment, waiver, consent, forbearance or other agreement that has the effect of (i) reducing the rate or amount, or extending the stated maturity or due date, of any amount payable by the Borrower to any Lender Party under the Loan Documents, (other than as a result of waiving the applicability of the Post-Default Rate of interest), (ii) increasing the amount, or extending the stated termination or reduction date, of any Lender's Revolving Commitment hereunder or subjecting any Lender Party to any additional obligation to extend credit (it being understood and agreed that a waiver of any Default or Event of Default or a waiver of any mandatory reduction in the Revolving Commitments shall not constitute a change in the terms of any Revolving Commitment of any Lender), (iii) altering the rights and obligations of the Borrower to prepay the Loans, or (iv) changing this Section 9.3 or the definition of the term "Required Lenders" or any other percentage of Lenders specified in this Agreement to be the applicable percentage to act on specified matters shall be effective unless the same shall be signed by or on behalf of each of the Lenders affected thereby;

     (b) no amendment that modifies Article 8 or otherwise has the effect of (i) increasing the duties or obligations of the Agent, (ii) increasing the standard of care or performance required on the part of the Agent, or (iii) reducing or eliminating the indemnities or immunities to which the Agent is entitled (including any amendment of this Section 9.3), shall be effective unless the same shall be signed by or on behalf of the Agent; and

      (c) any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Except as required herein, no notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any amendment effected in accordance with this Section 9.3 shall be binding upon each present and future Lender Party and the Borrower.

     Section 9.4.     Cumulative Remedies: Failure or Delays.

     The rights and remedies provided for under this Agreement are cumulative and are not exclusive of any rights and remedies that may be available to the Lender Parties under Applicable Law or otherwise. No failure or delay on the part of any Lender Party in the exercise of any power, right or remedy under the Loan Documents shall impair such power, right or remedy or operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude other or further exercise thereof or of any other power, right or remedy.

     Section 9.5.     Notices, Etc.

      (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to subsection (b) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:


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          (i)     if to the Borrower or the Agent to the address, facsimile
number, electronic mail address or telephone number specified for such Person on Schedule 1.1(a) or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

          (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its administrative questionnaire provided by the Agent or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Agent.

     Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

      (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it in writing, provided that approval of such procedures may be limited to particular notices or communications and neither the Borrower nor the Agent shall have any obligation to agree to accept any electronic notices.

      (c) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Agent and the Lenders. The Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

      (d) Reliance by Agent and Lenders. The Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower even if such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice

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
specified herein. The Borrower shall indemnify each Agent-Related Person and each Lender from all reasonable losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

     Section 9.6.     Successors and Assigns; Designations.

     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section,
(ii) by way of participation in accordance with the provisions of subsection
(d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

      (b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Revolving Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Revolving Commitment assigned; (iii) any assignment of a Revolving Commitment must be approved by the Agent (such approval not to be unreasonably withheld) unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 paid by the assignor or the assignee. Subject to acceptance and recording thereof by the Agent pursuant to

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
subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.16, 9.1 and
9.2 with respect to facts and circumstances occurring prior to the effective date of such assignment and shall continue to retain the obligations with respect thereto as well). Upon request, the Borrower (at its expense) shall execute and deliver applicable Note(s) to the assignee Lender, and the assignor Lender shall surrender and cancel any Notes, if requested. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

     (c) The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice, and the Borrower may also receive a copy of the Register upon request. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Agent a copy of the Register.

     (d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries or any competitor of the Borrower or any of its Affiliates or Subsidiaries or any Affiliate of a competitor of the Borrower or any of its Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans; provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, shall be the sole holder of the Note(s), if any, and Loan Documents subject to the participation and shall have the sole right to enforce its rights and remedies under the Loan Documents and
(iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and

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
obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would change the amount, interest rate or maturity of the Loans or any other matter that requires unanimous consent of all of the Lenders. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and
2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.

     (e) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a foreign Lender if it were a Lender shall not be entitled to the benefits of
Section 2.13 unless the Borrower is notified of the participation sold to such Participant and the Borrower is provided with evidence satisfactory to the Borrower that such Participant has agreed, for the benefit of the Borrower, to comply with Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest pursuant to subsection (b) of this Section.

      (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (or under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

      (g) As used herein, the following terms have the following meanings:

           "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed; it being understood that it shall be reasonable for the Borrower to withhold consent to a new assignee Lender if as a result of such assignment the Borrower would incur additional costs, including without limitation, under Sections 2.13 and 2.16, and the assignee Lender shall provide such information, if requested by the Borrower, in connection with any proposed assignment.); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries or any competitor of the Borrower or any affiliate of a competitor of the Borrower.

           "Fund" means any Person (other than a natural person) that is (or will be)


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
engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

          "Approved Fund" means any Fund that is administered or managed by
(a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     (h) Notwithstanding anything to the contrary contained herein, so long as any action in accordance with this Section 9.6(h) does not cause increased costs or expenses for the Borrower, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC") the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Lender shall be obligated to fund such Loan pursuant to the terms hereof, (iii) no SPC shall have any voting rights pursuant to Section 9.3 and (iv) with respect to notices, payments and other matters hereunder, the Borrower, the Agent and the Lenders shall not be obligated to deal with an SPC, but may limit their communications and other dealings relevant to such SPC to the applicable Granting Lender. The funding of a Loan by an SPC hereunder shall utilize the Revolving Commitment of the Granting Lender to the same extent that, and as if, such Loan were funded by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. Notwithstanding anything to the contrary contained in this Agreement, any SPC may disclose any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee to such SPC so long as such disclosure is clearly designated as being made on a confidential basis. This Section 9.6(h) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loan is being funded by an SPC at the time of such amendment.

     Section 9.7.     Set Off.

     In addition to any rights now or hereafter granted under Applicable Law and to the extent not prohibited by law or Contractual Obligation of such Lender Party, during the existence of any Event of Default, each Lender Party is hereby irrevocably authorized by the Borrower, at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other indebtedness, in each case whether direct or indirect or contingent or matured or unmatured at any time held or owing by such Lender Party to or for the credit or the account of the Borrower, against and on account of the Obligations, irrespective of whether or not such Lender Party shall have made any demand for payment, provided that such Lender Party shall, promptly following such set off or application, give notice to the Borrower thereof, which notice shall contain an explanation of the basis for the set off or

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
application.

     Section 9.8.     Survival of Agreements, Representations and Warranties.

     All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the other Loan Documents, the closing and the extensions of credit hereunder and shall continue until payment and performance of any and all Obligations. Any investigation at any time made by or on behalf of the Lender Parties shall not diminish the right of the Lender Parties to rely on such agreements, representations and warranties made herein unless a Lender has actual knowledge contrary thereto prior to its reliance. Without limitation, the agreements and obligations of the Borrower contained in Sections 2.13, 2.16, 9.1, and 9.2 and the obligations of the Lenders under Sections 2.15, 2.16 and 8.7 shall survive the payment in full of all other Obligations.

     Section 9.9.     Execution in Counterparts.

     This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

     Section 9.10.     Complete Agreement.

     This Agreement, together with the other Loan Documents and the Fee Letter, represents the entire agreement of the parties hereto and supercedes all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Loan Documents or the transactions contemplated therein.

     Section 9.11.     Limitation of Liability.

     No claim shall be made by the Borrower or any Lender Party against any party hereto or the Affiliates, directors, officers, employees or agents of any party hereto for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or under any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower and each Lender Party waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

     Section 9.12.     WAIVER OF TRIAL BY JURY.

     THE BORROWER AND THE LENDER PARTIES WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION UNDER THIS AGREEMENT OR ANY ACTION ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR ACTIONS.

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
     Section 9.13.     Confidentiality.

     Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Affiliates' respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder;
(f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of the Loan Parties; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization; provided that with respect to clause (c) above, the Agent or the Lender, as applicable, will use reasonable efforts to notify the Borrower prior to any such disclosure. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement (to the extent such information constitutes public information pursuant to the Borrower's SEC disclosure) to market data collectors, similar service providers to the lending industry, and service providers to the Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents and the Revolving Commitments. For the purposes of this Section, "Information" means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any Subsidiary or any of their respective businesses, including, without limitation, inventions, improvements, trade secrets, processes, data, software programs, techniques, marketing plans, strategies, forecasts, unpublished copyrightable material, customer lists, customer information, sources of supply, prospects or projections, manufacturing techniques, formulas, research or experimental work, work in process and all information regarding transactions between the Borrower or any Subsidiary and its customers, including without limitation, sales documents, transactions receipts, customer names, account numbers, transaction amounts and dates, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information except to the extent that Applicable Law imposes additional requirements in which case such Person shall be required to abide by such additional requirements.

     In addition, the Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such person normally makes available in the course of its business of assigning identification numbers.

     Section 9.14.     Binding Effect; Continuing Agreement.

          (a) This Agreement shall become effective at such time when all of the conditions set forth in Section 3.1 have been satisfied or waived by the Lenders and it shall have been executed by the Borrower, the Agent, and each Lender, and thereafter this Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns.

          (b) This Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, interest, Fees and other Obligations have been paid in full and the Revolving Commitments are terminated. Upon termination, the Borrower shall have no further obligations (other than the indemnification provisions that survive) under the Loan Documents; provided that should any payment, in whole or in part, of the Obligations be rescinded or otherwise required to be restored or returned by the Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or any similar reason, then the Loan Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Agent or any Lender in connection therewith shall be deemed included as part of the Obligations.

     Section 9.15.     NO ORAL AGREEMENTS.

     ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

     Section 9.16.     USA Patriot Act Notice.

     Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act.


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



     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:     NORDSTROM, INC.

                              By:    /s/ David Loretta
                                    ---------------------------------
                              Name:  David Loretta
                                    ---------------------------------
                              Title: Director of Treasury
                                    ---------------------------------

AGENT:                        BANK OF AMERICA, N.A., in its
                              capacity as Administrative Agent

                              By:    /s/ Molly J. Oxford
                                    ---------------------------------
                              Name:  Molly J. Oxford
                                    ---------------------------------
                              Title: Vice President
                                    ---------------------------------

LENDERS:                      BANK OF AMERICA, N.A.

                              By:    /s/ Amy Honey
                                    ---------------------------------
                              Name:  Amy Honey
                                    ---------------------------------
                              Title: Vice President
                                    ---------------------------------

                              BANK ONE, NA, individually as a Lender
                              and in its capacity as Syndication Agent


                              By:    /s/ Steven P. Sullivan
                                    ---------------------------------
                              Name:  Steven P. Sullivan
                                    ---------------------------------
                              Title: Director
                                    ---------------------------------

                              U.S. BANK NATIONAL ASSOCIATION,
                              individually as a Lender and in its capacity as Documentation Agent

                              By:    /s/ James R. Farmer
                                    ---------------------------------
                              Name:  James R. Farmer
                                    ---------------------------------
                              Title: Vice President
                                    ---------------------------------

                              KEY BANK NATIONAL ASSOCIATION


                              By:    /s/ Thomas J. Purcell
                                    ---------------------------------
                              Name:  Thomas J. Purcell
                                    ---------------------------------
                              Title: Senior Vice President
                                    ---------------------------------

                              WELLS FARGO BANK, N.A.


                              By:    /s/ Margarita A. Chichioco
                                    ---------------------------------
                              Name:  Margarita A. Chichicoco
                                    ---------------------------------
                              Title: Vice President
                                    ---------------------------------

                              THE BANK OF NEW YORK


                              By:    /s/ Randolph E.J. Medrano
                                    ---------------------------------
                              Name:  Randolph E.J. Medrano
                                    ---------------------------------
                              Title: Vice President
                                    ---------------------------------

                              FIFTH THIRD BANK


                              By:    /s/ Andy Ruschze
                                    ---------------------------------
                              Name:  Andy Ruschze
                                    ---------------------------------
                              Title: Vice President
                                    ---------------------------------

                              THE NORTHERN TRUST COMPANY


                              By:    /s/ John P. Brazzale
                                    ---------------------------------
                              Name:  John P. Brazzale
                                    ---------------------------------
                              Title: Vice President
                                    ---------------------------------